SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12


                            Loehmann's Holdings, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11 1) Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share 2) Aggregate number of securities to which transaction applies: _____________. 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $ _______. 4) Proposed maximum aggregate value of transaction:
     $____________________ 5) Total fee paid: $____________.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)       Form, Schedule or Registration Statement No.:
     3)       Filing Party:
     4)       Date Filed:

                            LOEHMANN'S HOLDINGS, INC.
                               2500 Halsey Street
                              Bronx, New York 10461

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                               SEPTEMBER 10, 2002

TO OUR STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of the Stockholders of Loehmann's Holdings, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company on September 10, 2002 at 9:00 a.m., to consider and vote on the following matters described in this notice and the accompanying proxy statement:

     1. The election of seven (7) directors to serve on the Company's Board of Directors until the next annual meeting of stockholders or until their successors are duly elected and qualified;
     2. The amendment of the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 5,500,000 to 20,000,000;
     3. The amendment of the Company's Amended and Restated Certificate of Incorporation to authorize a class of Preferred Stock;
     4. The amendment of the Company's 2001 Stock Option Plan to increase the number of shares available for issuance pursuant to the exercise of stock options under the plan to 600,000;
     5. The amendment of the Company's 2000 Director Option Plan to increase the number of shares available for issuance pursuant to the exercise of stock options under the plan to 300,000;
     6. The ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending February 1, 2003; and
     7. The transaction of such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record on the close of business on July 18, 2002, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

     TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, STOCKHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

     Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy.

     If you do plan to attend the Annual Meeting in person, please respond by marking the appropriate box on the enclosed proxy card.

                                        By Order of the Board of Directors,



                                        Robert Glass
                                        Chief Operating Officer,
                                        Chief Financial Officer and Secretary
Bronx, New York
August 2, 2002

                            LOEHMANN'S HOLDINGS, INC.
                               2500 Halsey Street
                              Bronx, New York 10461

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                        MEETING DATE: SEPTEMBER 10, 2002


     The Board of Directors of Loehmann's Holdings, Inc., a Delaware corporation (the "Company"), is furnishing this proxy statement in connection with the solicitation of proxies for the 2001 Annual Meeting of Stockholders of the Company and at any meetings held upon adjournment or postponement thereof (the "Annual Meeting"). The Annual Meeting will be held at the executive offices of the Company on September 10, 2002, at 9:00 a.m. local time. The record date for the Annual Meeting is the close of business on July 18, 2002 (the "Record Date"). Only holders of record of the Company's Common Stock, $.01 par value per share (the "Common Stock"), on the Record Date, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.


     The approximate mailing date of this Proxy Statement is August 2, 2002.


     A proxy card is enclosed herewith. Whether or not you plan to attend the Annual Meeting in person, to ensure that your shares will be voted at the Annual Meeting please mark, date, sign and return the enclosed proxy card as promptly as possible in the envelope provided, which requires no postage if mailed in the United States. If you hold shares directly in your name and attend the Annual Meeting, you may vote your shares in person even if you previously submitted a proxy card. Your proxy may be revoked at any time before it is voted by submitting a written revocation or a proxy bearing a later date to the Secretary of the Company, or by attending and voting in person at the Annual Meeting. If you hold your shares in "street name" you may revoke or change your vote by submitting new instructions to your broker or nominee. Unless contrary instructions are given, any proxy, if not revoked, will be voted at the Annual Meeting FOR the following proposals:

          1. The election of seven (7) directors to serve on the Company's Board of Directors until the next annual meeting of stockholders or until their successors are duly elected and qualified;

          2. The amendment of the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 5,500,000 to 20,000,000;

          3. The amendment of the Company's Amended and Restated Certificate of Incorporation to authorize a class of Preferred Stock;

          4. The amendment of the Company's 2001 Stock Option Plan to increase the number of shares available for issuance pursuant to the exercise of stock options under the plan to 600,000;

          5. The amendment of the Company's 2000 Director Option Plan to increase the number of shares available for issuance pursuant to the exercise of stock options under the plan to 300,000; and

          6. The ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending February 1, 2003.

     At the Record Date, there were 3,332,178 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting. No other voting securities of the Company were outstanding at the Record Date.

     The cost for soliciting proxies on behalf of the Board of Directors, if any, will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telefax or cable by personnel of the Company who will not receive any additional compensation for such solicitation. The Company has engaged D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist in the distribution of proxy solicitation materials and the solicitation of votes. For its services, D.F. King & Co., Inc. will receive a fee of $10,000, plus reimbursement of certain out-of-pocket expenses. The Company may reimburse brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals and obtaining their proxies.

     Each director will be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting. The approval of the amendments to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 5,500,000 to 20,000,000 and to authorize a class of Preferred Stock must be approved by the holders of a majority of the outstanding stock of the Company. The amendments to the 2001 Stock Option Plan and the 2000 Director Option Plan and the ratification of the appointment of the independent accountants must be approved by the holders of a majority of the stock present in person or represented by proxy at the Annual Meeting.

     The presence, either in person or by proxy, of persons entitled to vote one-third of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Proxies submitted which contain abstentions and broker non-votes will be deemed present at the Annual Meeting for determining the presence of a quorum. Shares abstaining with respect to any matter will be considered as votes represented, entitled to vote and cast with respect to that matter. Shares subject to broker non-votes with respect to any matter are considered as not having been voted with respect to that matter.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL OWNERSHIP TABLE
--------------------------


     The following table sets forth certain information as of July 24, 2002, with respect to beneficial ownership of shares of Common Stock of the Company by
(i) all stockholders known by the Company to be beneficial owners of more than 5% of such class, (ii) each director, (iii) each executive officer named in the Summary Compensation Table included below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of Common Stock set forth opposite such person's name.



--------------------------------------------------------------------------------------------------
                                                       Amount and Nature
                                                       -----------------
Name of Beneficial Owner and Address if over 5%     of Beneficial Ownership        Percent of
-----------------------------------------------     -----------------------        ----------
             over 5% holder                             of Common Stock           Common Stock
             --------------                             ---------------           ------------
--------------------------------------------------------------------------------------------------
Alpine Associates, A Limited Partnership (1)                950,310                  28.5%
100 Union Avenue
Cresskill, New Jersey 07626

--------------------------------------------------------------------------------------------------
Hawkeye Capital, L.P. (2)                                   181,700                   5.5%
200 West 57th Street
New York, NY 10019

--------------------------------------------------------------------------------------------------
William J. Fox (3)                                          20,000                      *

--------------------------------------------------------------------------------------------------
Joseph Nusim (3)                                            20,000                      *

--------------------------------------------------------------------------------------------------
Robert N. Friedman (4)                                      50,000                    1.4%

--------------------------------------------------------------------------------------------------
Robert Glass (4)                                            50,000                    1.4%

--------------------------------------------------------------------------------------------------
Carol Gigli-Greer (3)                                       20,000                      *

--------------------------------------------------------------------------------------------------
Cory Lipoff (3)                                             20,000                      *

--------------------------------------------------------------------------------------------------
Erwin A. Marks (3)                                          20,000                      *

--------------------------------------------------------------------------------------------------
All directors and executive officers as a                   200,000                   5.7%
group (5)

--------------------------------------------------------------------------------------------------
  *Less than 1%
--------------------------------------------------------------------------------------------------


(1) Based upon information included in a Schedule 13D and a Form 4 filed with the Securities and Exchange Commission (the "SEC"). The holdings of Alpine Associates, A Limited Partnership includes 109,901 shares of Common Stock beneficially owned by Alpine Partners, L.P.

(2) Based upon information included in a Schedule 13G filed with the SEC.

(3) Consists of options to purchase 20,000 shares of Common Stock that are exercisable within sixty (60) days of the date hereof.

(4) Consists of options to purchase 50,000 shares of Common Stock that are exercisable within sixty (60) days of the date hereof.

(5) Consists of options to purchase 200,000 shares of Common Stock that are exercisable within sixty (60) days of the date hereof.

                  --------------------------------------------
                                 PROPOSAL NO. 1
                  --------------------------------------------
                              ELECTION OF DIRECTORS
                  --------------------------------------------

     At the Annual Meeting stockholders will elect seven (7) directors who will constitute the entire Board of Directors.


     The nominees have informed the Company of their availability for election. In the event that any of the nominees should not continue to be available for election, the persons appointed as proxies may exercise their discretion to vote for a substitute nominee.


     The Company is not aware of any reason why any of the nominees, if elected, would be unable to serve as a director. The table below sets forth the name, age and present position with the Company of each nominee:

     Name                     Age             Position With the Company
     ----                     ---             -------------------------

     William J. Fox            45       Director and Co-Chairman of the Board

     Joseph Nusim              68       Director and Co-Chairman of the Board

     Robert N. Friedman        61       President and Chief Executive Officer

     Robert Glass              56       Chief Operating Officer, Chief Financial
                                        Officer and Secretary

     Carol Gigli-Greer         57       Director

     Cory Lipoff               44       Director

     Erwin A. Marks            65       Director

     The following information has been furnished by each member of the Board of Directors as to himself or herself.

     William J. Fox has been Co-Chairman of the Board and a director of the Company since October 2000. Since February 1999, Mr. Fox has been Chairman, President and Chief Executive Officer of AKI, Inc. and President, Chief
Executive Officer and a director of AKI Holdings, Inc., a marketing and interactive advertising company. Prior to that, Mr. Fox was President of Strategic and Corporate Development for Revlon Worldwide and Chief Executive Officer of Revlon Technologies. From 1994 to April 1999, Mr. Fox was a director, and from 1997 to 1999 he served as Senior Executive Vice President of both Revlon Inc. and Revlon Consumer Products Corporation. For the five years ending 1999, Mr. Fox was also Senior Vice President of MacAndrews & Forbes Holdings, Inc. Mr. Fox has also served as a Vice-Chairman of the Board and a director of Hain Food Group, Inc. and of The Cosmetic Centers, Inc.

     Joseph Nusim has been Co-Chairman of the Board and a director of the Company since October 2000. Mr. Nusim has been President of the Nusim Group, a retail consulting company, since 1995. Mr. Nusim served as Acting Chief Executive Officer of Frankel's Home Furnishings, Inc. from 1998 to 1999 and Rickel Home Centers from 1997 to 1998. Mr. Nusim had been Chairman, President and Chief Executive Officer of Channel Home Centers from 1990 to 1995 and Managing Director, Chairman and Chief Executive Officer of Makro USA from 1985 to 1990. Mr. Nusim has also served on the Board of Directors of Woodworkers Warehouse, Mazel-Odd Job Stores, Frank's Nursery, Rose's Stores, Scotty's Home Centers, Frankel's Home Furnishings, Inc., Herman's Sporting Goods and International Mass Retail Association.

     Robert N. Friedman has been President, Chief Executive Officer and a director of the Company since October 2000. He has also served as Chairman, Chief Executive Officer and a director of the Company's predecessor company, Loehmann's, Inc. ("Loehmann's") since 1992. Prior to joining Loehmann's, Mr. Friedman was employed by R.H. Macy Co., Inc. for 28 years in various capacities, including President and Vice Chairman at Macy's East, Chairman and Chief
Executive Officer of Macy's South/Bullocks and Chairman and Chief Executive Officer of Macy's Bamberger Division.

     Robert Glass has been Chief Operating Officer, Chief Financial Officer, Secretary and a director of the Company since October 2000. Mr. Glass served as President, Chief Operating Officer, Secretary and a director of Loehmann's from April 1998 to October 2000. From September 1994 to April 1998, he served as Chief Financial Officer and Treasurer of Loehmann's. From 1992 to 1994, Mr. Glass served as a retail consultant. Prior to that, he held a number of senior retail management positions, including President of Gold Circle Stores, a division of Federated Department Stores, Inc., and Executive Vice President of Thrifty Drug.

     Carol Gigli-Greer has been a director of the Company since October 2000. Since 2000 Ms. Gigli-Greer has been Chief Executive Officer of Carol Greer Associates, a retail consulting firm. Ms. Gigli-Greer was President and Chief Executive Officer, Specialty Footwear & Apparel Division of Woolworth/Venator from 1995 through 1999. From 1992 to 1994, Ms. Gigli-Greer had been Vice Chairman, Merchandising, and from 1990 to 1992, President and Chief Executive Officer of the Broadway South West Division of Carter Hawley Hale Stores, Inc. Prior to that Ms. Gigli-Greer spent 19 years with Rich's, a division of Federated Department Stores, serving in various positions.

     Cory Lipoff has been a director of the Company since October 2000. Mr. Lipoff has been Executive Vice President and Principal of Hilco Merchant Resources, LLC., a retail advisory, financial services and liquidation firm since 2000. Mr. Lipoff was Principal of Gordon Brothers Retail Partners, LLC from 1996 to 2000. Prior to that, Mr. Lipoff was a partner at the law firm of Jones, Day, Reavis & Pogue.

     Erwin A. Marks has been a director of the Company since October 2000. Mr. Marks has been President and Chief Executive Officer and a member of the Board of Directors of Marks Consulting, Inc., an interim management and turnaround-consulting firm since 1995. Mr. Marks has served as President and Chief Executive Officer of Circle Fine Art Corporation, a retailer of original and printed art; and President of Gruen Manufacturing Corporation, a manufacturer and retailer of designer watches, and Moon Products Corporation, a manufacturer of writing instruments. Mr. Marks was Managing Director and Senior Vice President of Heller Investments, Inc., an equity investment subsidiary of Heller Financial, Inc., from 1989 to 1995. He is currently a member of the Board of Directors of National Dry Cleaners, Inc., New York Blower, Inc., and Jupiter Industries, Inc. He has also served on the Board of Directors of Office Electronics, Inc., Gantos, Inc. and Value Merchants, Inc.

                CERTAIN INFORMATION ABOUT THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company is responsible for the management of the Company. During the Company's fiscal year ended February 2, 2002, there were 5 meetings of the Board of Directors. During such period, each director attended at least 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he or she served on the Board, and (ii) the number of committee meetings held during the period he or she served on such committee.

     The Company's Audit Committee  currently  consists of William J. Fox, Erwin
A. Marks and Carol Gigli-Greer, each of whom meets the independence requirements for audit committee members under the listing standards of the NASD. The function of the Audit Committee is to nominate independent auditors, subject to approval of the Board of Directors, and to examine and consider matters related to the audit of the Company's financial affairs and accounts, the scope of the independent accountants' engagement and their compensation, the effect on the Company's financial statements of any proposed changes in generally accepted accounting principles, disagreements, if any, between the Company's independent accountants and management, and matters of concern to the independent accountants resulting from their audit, including the results of the independent accountants' review of internal accounting controls. The Audit Committee is governed by a written charter approved by the Board of Directors. The Audit Committee met one time and, from time to time, conducted informal discussions during the Company's fiscal year ended February 2, 2002. See further information regarding functions performed by the Audit Committee during the fiscal year ended February 2, 2002, as set forth in the "Report of the Audit Committee" included in this proxy statement.


     The Board of Directors has a Compensation Committee, which currently consists of Joseph Nusim and Cory Lipoff. The functions of the Compensation Committee are to review and establish policies, practices and procedures relating to compensation of key employees, including officers and directors who are key employees, and consultants, to grant cash and non-cash bonuses to employees and consultants and to administer employee benefit plans, including all stock option plans of the Company. The Compensation Committee met one time during the fiscal year ended February 2, 2002. For further information regarding functions performed by the Compensation Committee during the fiscal year ended February 2, 2002, see the "Report of the Compensation Committee" included in this proxy statement.

     The Board of Directors has a Nominating Committee, which currently consists of William J. Fox, Carol Gigli-Greer, Cory Lipoff, Edward A. Marks and Joseph Nusim. The function of the Nominating Committee is to select and recommend to the Board of Directors appropriate candidates for election to the Board of Directors. The Nominating Committee recommended to the Board of Directors that each of the nominees be nominated for election to the Board of Directors at this Annual Meeting.

REPORT OF THE AUDIT COMMITTEE
-----------------------------

     The Audit Committee functions as an independent and objective monitor of the Company's financial reporting process and internal control system. The Audit Committee reviews and appraises the audit efforts of the Company's independent accountants and provides an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors. In assisting the Board in fulfilling its oversight responsibility with respect to the fiscal year ended February 2, 2002, the Audit Committee:

  o Reviewed and discussed the audited financial statements for the fiscal year ended February 2, 2002 with management and Ernst & Young LLP, the Company's independent public accountants;

  o Discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

  o Received the written disclosures and the letter from Ernst & Young regarding its independence as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees". The Audit Committee also discussed Ernst & Young's independence with Ernst & Young and considered whether the provision of non-audit services rendered by Ernst & Young was compatible with maintaining its independence under SEC rules governing the independence of a company's outside auditors (see "Proposal to Ratify the Appointment of Independent Auditors," below).

     Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the Company's audited financial statements for the fiscal year ended February 2, 2002 be included in the Company's Annual Report on Form 10-KSB filed with the SEC for that year. The foregoing report is provided by the following directors, who constitute the Audit Committee:


                                                  William J. Fox
                                                  Erwin A. Marks
                                                  Carol Gigli-Greer


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
-------------------------------------------------------

          Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the SEC reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.


     Based upon a review of Forms 3, 4 and 5 and other documents provided to the Company by those required to file such reports with the SEC, the Company believes that all directors, executive officers and 10% holders of the Company have complied with all Section 16(a) reporting requirements applicable to them with respect to the fiscal year ended February 2, 2002, except that Alpine Associates, A Limited Partnership filed a late Form 4 reflecting the acquisition of 167,200 shares of common stock.


                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation awarded to, earned by or paid to the President and Chief Executive Officer and each other executive officer whose compensation for the fiscal year ended February 2, 2002 exceeded $100,000 for services rendered to the Company and its affiliates during the fiscal years ended February 2, 2002, February 3, 2001 and January 29, 2000.

                           SUMMARY COMPENSATION TABLE



                                                                                        Long-Term
                                    Annual Compensation                               Compensation
                          --------------------------------------------------------------------------------------------
            Name                                                         Other          Securities           All
            And                                                         Annual          Underlying          Other
         Principal            Fiscal      Salary         Bonus       Compensation        Options        Compensation
          Position             Year        ($)            ($)             ($)              (#)             ($) (2)
------------------------------------------------------------------------------------------------------------------------
Robert N. Friedman              2001        650,000       188,500         (1)                   -            2,625
President and Chief             2000        609,750       300,000         (1)             131,250        1,070,625
Executive Officer               1999        628,400             -         (1)                   -            2,500


Robert Glass                    2001        375,000       108,750         (1)                   -            2,625
Chief Operating Officer         2000        328,500       160,000         (1)             131,250          790,625
                                1999        324,800             -         (1)                   -            2,500


----------

(1) For each named executive officer, the aggregate amount of other annual compensation is less than the lower of 10% of such officer's total salary and bonus for such year or $50,000.

(2) Mr. Friedman received $1,068,000 and Mr. Glass received $788,000 in 2000 paid under the Management Retention and Severance Plan approved by the Bankruptcy Court in July 1999. All other amounts consist of Company contributions under the Loehmann's Inc. 401(k) Savings and Investment Plan.

STOCK OPTIONS
-------------

     No grants of stock options were made to any of the executive officers named in the Summary Compensation Table above during the fiscal year ended February 2, 2002. Stock options in the amount of 131,250 shares were canceled during the fiscal year ended February 2, 2002 for each of Mr. Friedman and Mr. Glass.

     The executive officers named in the Summary Compensation Table above held no options at the end of the fiscal year ended February 2, 2002 and did not exercise any options during such fiscal year.

EMPLOYMENT AGREEMENTS
---------------------

     The following is a summary of the terms of the employment agreements with Robert N. Friedman, the Company's President and Chief Executive Officer, and Robert Glass, the Company's Chief Operating Officer, Chief Financial Officer and Secretary (the "Executives"). This summary does not purport to be complete and is qualified in its entirety by reference to the text of the employment agreements with Mr. Friedman and Mr. Glass, as applicable.


     Under the original employment agreements entered into by the Company and the Executives, the Company agreed to employ Mr. Friedman as the Company's President and Chief Executive Officer for an initial period of January 1, 2001 through June 30, 2003, and Mr. Glass as the Company's Chief Operating Officer for an initial period of January 1, 2001 through October 31, 2003. On May 10, 2002, Mr. Friedman and Mr. Glass each entered into amendments to their employment agreements with the Company solely to extend the initial periods of their employment and change the manner of determining their bonuses, as described below. The initial period of Mr. Friedman's employment was extended to June 30, 2006 and the initial period of Mr. Glass's employment was extended to October 31, 2006.

     Pursuant to the employment agreements between the Company and the Executives, Mr. Friedman's base salary is $650,000 per annum, and Mr. Glass's base salary is $375,000 per annum each payable in equal semi-monthly installments. Each Executive's base salary shall be reviewed annually as of each May 1, except that no such annual review shall result in any reduction in the Executive's base salary as in effect at the date of such review.


     After the initial period, the terms of employment shall be automatically extended for successive 12-month periods on the same terms and conditions, unless either party provides to the other party a notice of non-renewal at least six (6) months prior to the expiration of the term of employment or any extension thereof.

     For the year ended February 2, 2002, each Executive's employment agreement entitled him to earn a percentage of his base salary as a bonus, based upon the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA"). Subsequent to the year ended February 2, 2002, each Executive is eligible to receive a cash bonus equal to a percentage of his Base Salary based upon the Company's achievement of certain performance thresholds as determined by the Board of Directors prior to the commencement of each fiscal year.

     In addition, each Executive is entitled to other benefits, including life insurance, medical insurance and automobile allowances.

     Each Executive has agreed that at all times during his employment with the Company and for a period of nine (9) months thereafter, he will not engage in any competing business.

COMPENSATION OF MEMBERS OF THE BOARD OF DIRECTORS
-------------------------------------------------

     For serving as a director of the Company, each non-employee director receives $20,000 per year, $1,000 per Board of Directors meeting attended in person, $500 per Board of Directors meeting attended by telephone, and $1,500 per year for serving on a committee of the Board of Directors. The two Co-Chairmen of the Board of Directors each receive an additional $10,000 per year.

     Directors who are not employees of the Company are entitled to receive benefits under the Company's 2000 Director Option Plan. During the fiscal year ended February 2, 2002, each director who is not an employee of the Company received (i) options to purchase 15,000 shares of Common Stock of the Company at $5.00 per share on February 27, 2001, and (ii), options to purchase 5,000 shares of Common Stock of the Company at $5.80 per share on October 31, 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
-----------------------------------------------------------

     The members of the Compensation Committee participate in all deliberations concerning executive compensation. The Compensation Committee consists of Cory Lipoff and Joseph Nusim. No one who served as a member of the Compensation Committee during the fiscal year ended Feberuary 2, 2002 is or was an officer of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

REPORT OF COMPENSATION COMMITTEE
--------------------------------

     During the fiscal year ended February 2, 2002, the Compensation Committee reviewed the employment agreements between the Company and its executive officers. Pursuant to such review, the Compensation Committee recommended to the Board of Directors that the Company amend the employment agreements of Mr. Friedman and Mr. Glass to extend the terms of the agreements for three years. Such amendments were subsequently entered into by the Company and each of Mr. Friedman and Mr. Glass. For more information on the amendments, see "Employment and Severance Agreements" above.

     The Compensation Committee believes that the employment agreements and the amendments to such agreements with each of Mr. Friedman and Mr. Glass adhere to the Committee's philosophy with respect to executive base salary, bonus and other compensation offered to such executives. It is the philosophy of the Compensation Committee that executive officers of the Company should be paid base salaries in line with their responsibilities and that other compensation of executive officers should be closely aligned with the financial performance of the Company.

     The Compensation Committee recommended to the Board of Directors that an amendment to increase the number of shares available under the 2001 Stock Option Plan and the 2000 Director Option Plan be submitted to the stockholders of the Company for approval at the Annual Meeting.

     BASE SALARY

     The Company sets base salaries taking into consideration individual performance and prevailing market data for similar positions. With respect to Mr. Friedman and Mr. Glass, base salary and other aspects of their overall compensation were set by their employment agreements in effect since January 1, 2001. Prior to entering into the agreements executed on January 1, 2001, Mr. Friedman and Mr. Glass were compensated under employment contracts dated February 1, 1999 and February 27, 1998, respectively.

     ANNUAL BONUS INCENTIVES

     The Company determined annual bonus criteria for Mr. Friedman and Mr. Glass as they were defined by each of their employment agreements. Subsequent to the fiscal year ending February 1, 2003, the Board of Directors will determine the annual bonus criteria for each of Mr. Friedman and Mr. Glass prior to the commencement of each fiscal year. For the year ended February 2, 2002, both Mr. Friedman's and Mr. Glass's employment agreements entitled them to earn a percentage of their base salary as a bonus, based upon the Company's EBITDA. For the fiscal year ended February 2, 2002, Mr. Friedman earned an annual incentive bonus of $188,500 and Mr. Glass earned $108,750 both of which were paid in April and May, 2002.

     OPTION GRANTS

     The Board of Directors did not grant stock options to either Mr. Friedman or Mr. Glass during the fiscal year ended February 2, 2002.

     CEO COMPENSATION

     Mr. Friedman was appointed the Company's Chief Executive Officer in October 2000. Effective January 1, 2001, the Company entered into an employment agreement with Mr. Friedman providing for an annual base salary of $650,000 and bonus and stock options as determined subject to the employment agreement. In addition, Mr. Friedman is eligible to receive stock options at the discretion of the Board of Directors. For further discussion of the terms of Mr. Friedman's employment, see "Employment and Severance Agreements" above. The Compensation Committee reviews the compensation of the Company's Chief Executive Officer annually and will generally examine the same factors for all executive officers of the Company. Prior to entering into the employment agreement dated January 1, 2001, Mr. Friedman was compensated under his existing employment contract dated February 1, 1999.

     Pursuant to an amendment to Mr. Friedman's employment agreement entered into on May 10, 2002 by the Company and Mr. Friedman, subsequent to the fiscal year ending February 1, 2003, the Board of Directors will determine the annual bonus criteria prior to the commencement of each fiscal year.

     SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986

     It is the Compensation Committee's philosophy to generally structure compensation arrangements for the Company's executive officers in a manner that complies with the exemptive requirements of Section 162(m) of the Internal Revenue Code 1986, as amended (the "Code") in order to avoid applicability of the limit on deductibility otherwise imposed by such section, while reserving the discretion to pay compensation that does not qualify for exemption under
Section 162(m) where the Compensation Committee believes such action to be in the Company's best interest.

                                                  Compensation Committee

                                                  Joseph Nusim
                                                  Cory Lipoff

EQUITY COMPENSATION PLAN INFORMATION
------------------------------------

     The table below sets forth certain information as of the Company's fiscal year ended February 2, 2002 regarding the shares of the Company's common stock available for grant or granted under stock option plans that (i) were adopted by the Company's stockholders and (ii) were not adopted by the Company's stockholders.


                                                                                                         Number of securities
                                                                                                  remaining available for future
                                 Number of securities to be          Weighted-average                  issuance under equity
                                   issued upon exercise of           exercise price of              compensation plans (excluding
                                outstanding options, warrants       outstanding options,          securities in the first column of
                                         and rights                  warrants and rights                     this table)
                                -----------------------------      -----------------------        ---------------------------------
Equity Compensation                            0                       $0.0                               200,000
plans approved by
security holders

Equity Compensation                      297,250                       $5.60                              165,250
plans not approved by
security holders


     DESCRIPTION OF PLANS NOT ADOPTED BY STOCKHOLDERS


     Please see Proposal No. 5 for a  description  of the 2000  Director  Option
Plan.


     The aggregate number of shares of the Company's Common Stock for which options may be granted under the 2000 Equity Incentive Plan is 262,500. Such options may be issued to a key officer or employee of the Company. The 2000 Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee may grant both incentive stock options (options which comply with section 422 of the Internal Revenue Code of 1986, as amended) and non-qualified stock options. Although the Equity Incentive Plan does not specifically provide for the cashless exercise of options, it permits the administrators of the plan to provide for the method of exercise of the options granted under the plan. The form of stock option contract currently being used allows employees granted options pursuant to the plan to exercise options on a cashless basis. Options to purchase 200,750 shares of Common stock have been issued under the 2000 Equity Incentive Plan.

     Footnote 9 to the Company's financial statements, included in the Company's Annual Report on Form 10-K filed by the Company with the SEC, contains additional information regarding the 2000 Equity Incentive Plan.

STOCK PERFORMANCE
-----------------

     The Company's Common Stock began trading on the NASDAQ OTCBB on March 21, 2001, under the symbol LHMS. No information is available with respect to stock performance prior to that date. Set forth below is a graph comparing the yearly change in the cumulative stockholder return on the Company's Common Stock with the S&P 500 Index and the Dow Jones Apparel Retailers Index (the "Peer Group"). The graph assumes that $100 was invested on March 21, 2001 in the Common Stock of the Company and in each index, and that all dividends were reinvested. No cash dividends have been declared on the Common Stock. The stockholder returns shown on the graph below are not necessarily indicative of future performance.

                                [GRAPH OMITTED]

                                3/21/01          5/5/01           8/4/01        11/3/01         2/2/02
Loehmann's Holdings, Inc.       $100.00          $50.00          $166.67         $78.67        $150.00
S&P 500                         $100.00         $112.87          $108.22         $96.89        $100.01
Peer Group                      $100.00         $106.20          $107.48         $83.75        $100.67


     The Company did not pay any dividends on its common stock in fiscal years 2001 or 2000. The Company does not have any present intention to pay any dividends in 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
----------------------------------------------

     In January 2002 the Company engaged ArcadeDirect, a division of AKI, Inc. ("AKI"), to provide it with marketing and design services. William J. Fox is the Chairman, President and Chief Executive Officer of AKI. To date, the Company has paid AKI approximately $45,000 for services rendered and has engaged AKI to provide it with approximately an additional $85,000 worth of services during the current fiscal year. The Company has no current plans to continue using AKI's services beyond the current fiscal year.

     The Company believes that the transaction set forth above was made on terms no less favorable to it than could have been obtained from unaffiliated third parties.


                        THE BOARD OF DIRECTORS RECOMMENDS
                    THAT YOU VOTE "FOR" THE ELECTION OF EACH
                         OF THE NOMINEES TO SERVE ON THE
                        BOARD OF DIRECTORS OF THE COMPANY


                  --------------------------------------------
                                 PROPOSAL NO. 2
                  --------------------------------------------
                         APPROVAL OF AN AMENDMENT OF THE
                         COMPANY'S AMENDED AND RESTATED
                    CERTIFICATE OF INCORPORATION TO INCREASE
                       THE NUMBER OF AUTHORIZED SHARES OF
                           COMMON STOCK TO 20,000,000
                  --------------------------------------------

     On June 26, 2002, the Board of Directors unanimously approved a proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.01 per share (the "Common Stock") from 5,500,000 shares to 20,000,000 shares. If both proposal numbers 2 and 3 are approved, Article 4 of the Company's Amended and Restated Certificate of Incorporation will be amended to read as set forth on Exhibit A attached to this proxy statement. If only one of such proposals is approved, the Amended and Restated Certificate of Incorporation will only be amended to the extent approved by the stockholders of the Company.


     The Board of Directors believes that the authorization of additional shares of common stock is desirable because the additional shares could be used for raising capital, future stock distributions, dividends, acquisitions, employee stock options and other general corporate purposes. The Company has no present plans to issue any shares of common stock for any purpose except for existing option plans and, if approved by the stockholders, the proposed amendments to such plans. If the proposed amendment is approved, the additional shares of Common Stock, when issued, will have the same powers, preferences and rights as the Common Stock currently has. The Board of Directors may issue such shares without further stockholder action except as required by law. As a result, the Company's present stockholders may be diluted by any future issuances of Common Stock. However, because the Company may need cash for continuing operations and to maintain its listing on NASDAQ and in order to make the Company attractive to any potential investors, the Board of Directors believes that it is necessary that the Company have an increased number of shares of Common Stock.


     If approved by the stockholders, the proposed amendment will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware amending the Company's Amended and Restated Certificate of Incorporation, which filing will be made as soon as reasonably practicable after stockholder approval.

                        THE BOARD OF DIRECTORS RECOMMENDS
                               THAT YOU VOTE "FOR"
                        THE APPROVAL OF THE AMENDMENT TO
                      INCREASE THE AUTHORIZED SHARES OF THE
                                    COMPANY

                  --------------------------------------------
                                 PROPOSAL NO. 3
                  --------------------------------------------
                         APPROVAL OF AN AMENDMENT OF THE
                         COMPANY'S AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION TO
                            AUTHORIZE PREFERRED STOCK
                  --------------------------------------------

     On June 26, 2002, the Board of Directors unanimously approved a proposal to amend the Company's Amended and Restated Certificate of Incorporation to create a class of 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). If both proposal numbers 2 and 3 are approved, Article 4 of the Company's Amended and Restated Certificate of Incorporation will be amended to read as set forth on Exhibit A attached to this proxy statement. If only one of such proposals is approved, the Amended and Restated Certificate of Incorporation will only be amended to the extent approved by the stockholders of the Company. A similar proposal was submitted to the stockholders of the Company at last year's annual meeting. Such proposal was approved by a majority of the stockholders voting on the proposal, but not by the holders of a majority of the outstanding stock of the Company.

     The Board of Directors believes that the creation of a new class of Preferred Stock is desirable so that additional shares would be available for raising capital, future stock distributions, acquisitions, the creation of a stockholder rights plan and other general corporate purposes. The Company has no present plans to issue any shares of Preferred Stock. If the proposed amendment is approved, the new shares of Preferred Stock, when issued, will have such designations, powers, preferences and rights and the qualifications, limitations or restrictions (which may differ with respect to each series), as the Board of Directors may fix by resolution. Any holders of Common Stock will be subject to the rights of holders of outstanding shares of any Preferred Stock, including, without limitation, any preferential rights as to liquidation and dividends. In addition, the issuance of shares of Preferred Stock could adversely affect the rights of existing shares of Common Stock to share in amounts available for payment of dividends and in the Company's assets upon liquidation. The Board of Directors does not presently intend to declare dividends or propose a liquidation of the Company. The holders of Common Stock will not have preemptive rights to subscribe for any shares of Preferred Stock. The Board of Directors may issue such shares without further stockholder action except as required by law. As a result, the Company's present stockholders may be diluted by any future issuances of Preferred Stock. However, because the Company may need cash for continuing operations and to maintain its listing on the NASDAQ OTCBB and in order to make the Company attractive to any potential investors, the Board of Directors believes that it is necessary that the Company have the ability to issue shares of Preferred Stock.

     Although the creation of the class of Preferred Stock could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances, which would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the proposed amendment is not being proposed in response to any effort of which the Company is aware to accumulate the Company's shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders. Other than the amendment to Article 4 of the Company's Amended and Restated Certificate of Incorporation, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Company's Amended and Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of the Company.

     If approved by the stockholders, the proposed amendment will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware amending the Company's Amended and Restated Certificate of Incorporation, which filing will be made as soon as reasonably practicable after stockholder approval.

                        THE BOARD OF DIRECTORS RECOMMENDS
                               THAT YOU VOTE "FOR"
                        THE APPROVAL OF THE AMENDMENT TO
                     AUTHORIZE A SERIES OF PREFERRED STOCK


                  --------------------------------------------
                                 PROPOSAL NO. 4
                  --------------------------------------------
                         AMENDMENT OF THE COMPANY'S 2001
                                STOCK OPTION PLAN
                  --------------------------------------------

     On June 26, 2002, the Board of Directors of the Company adopted, subject to stockholder approval at this Annual Meeting, an amendment to the Company's 2001 Stock Option Plan (as amended, the "2001 Plan") to increase the number of shares available for issuance pursuant to stock options under the 2001 Plan from 200,000 to 600,000. The 2001 Plan is intended to provide an incentive to employees, including directors and officers who are employees, and to consultants who are not employees, of the Company or any of its subsidiaries and to offer an additional inducement in obtaining the services of such individuals. The proceeds derived from the sale of shares subject to options will be used for general corporate purposes of the Company.

     Each of Robert N. Friedman and Robert Glass have been granted options to purchase 100,000 shares of Common Stock pursuant to the 2001 Plan. Therefore, the 2001 Plan does not currently have any shares available for issuance. In addition, there are only options to purchase approximately 60,000 shares of Common Stock available for grant under the 2000 Equity Incentive Plan to employees of the Company. The Board of Directors believes that to attract and retain qualified employees the Company must be able to provide employees with incentives through the use of stock options and that the number of shares of Common Stock available for issuance pursuant to options is insufficient for those purposes. Additionally, while no specific grant has yet been decided upon by the Board of Directors other than the grants of stock indicated in this Proxy Statement, it is the intention of the Board of Directors, if the amendment to the 2001 Plan is approved, to grant options under the 2001 Plan to other key employees of the Company.

     Options to purchase the number of shares of Common Stock indicated in the table below have been granted to the individuals indicated subject to the approval of the amendment to the 2001 Plan by the stockholders of the Company.

                                                                  NUMBER OF
               NAME                                                OPTIONS
               ----------------------------------------         -------------

               Robert N. Friedman                                   75,000

               Robert Glass                                         75,000

               All current executive officers as a                 150,000
               group (consisting of the options granted to Messrs. Friedman and Glass)

               All current directors who are not
               executive officers as a group                             0

               All current employees, including all                      0
               current officers who are not executive
               officers, as a group

               The following is a summary of certain material features of the 2001 Plan.

     GENERAL

     The aggregate number of shares of the Company's Common Stock for which options may be granted under the 2001 Plan shall not exceed 600,000 shares of Common Stock. Such shares of Common Stock may, in the discretion of the Administrators (as defined below), consist either in whole or in part of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company. Any shares of Common Stock subject to an option which for any reason expires, is canceled or is terminated unexercised or which ceases for any reason to be exercisable shall again become available for the granting of options under the 2001 Plan.

     TYPE OF OPTIONS

     The 2001 Plan provides for the grant of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options, which are stock options that do not qualify as ISOs ("NQSOs").

     ADMINISTRATION

     The  2001  Plan  is  administered  by  the   Compensation   Committee  (the
"Administrators").

     The Administrators of the 2001 Plan may, from time to time, consistent with the purposes of the 2001 Plan, grant options to such employees, including officers and directors who are employees of, or consultants to, the Company or any of its subsidiaries as the Administrators may determine in their sole discretion. Such options granted shall cover such number of shares of Common Stock as the Administrators may determine in their sole discretion.

     TERMS AND CONDITIONS

     Options granted under the 2001 Plan will be subject to, among other things, the following terms and conditions:

     a. The exercise price of the shares of Common Stock under each option shall be determined by the Administrators in their sole discretion; provided, however, that the exercise price of an ISO shall not be less than the fair market value of the Company's Common Stock subject to such option on the date of grant; and provided further, however, that if, at the time an ISO is granted, the optionee owns stock having more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, the exercise price of such ISO shall not be less than 110% of the fair market value of the Common Stock subject to such ISO on the date of grant.

     b. Each option granted pursuant to the 2001 Plan shall be for such term as established by the Administrators, in their sole discretion, at or before the time such option is granted; provided, however, that the term of each option granted pursuant to the 2001 Plan shall be for a period not exceeding ten (10) years from the date of grant thereof, and provided further, that if, at the time an ISO is granted, the optionee owns stock having more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, the term of the ISO shall be for a period not exceeding five (5) years from the date of grant.

     c. Except as provided in the applicable stock option contract, an optionee whose relationship with the Company or any of its subsidiaries is terminated by reason of disability may exercise his or her option, to the extent exercisable at the time of such termination, within one year thereafter, but in no event after the expiration of the term of the option.

     d. Except as provided in the applicable stock option contract, in the case of death of the optionee (i) while an employee of, or consultant to, the Company or any of its subsidiaries, (ii) within three months after the termination of the optionee's employment or consulting relationship with the Company or any of its subsidiaries (unless such termination was for cause or without the consent of the Company or any of its subsidiaries), or
     (iii) within one year following the termination of such employment or consulting relationship by reason of the optionee's disability, optionee's legal representative or beneficiary may exercise the option, to the extent exercisable on the date of death, within one year of the date of death, but in no event after the expiration of the term of the option.


     e. No option granted under the 2001 Plan shall be transferable other than by will or the laws of descent and distribution, and options may be exercised, during the lifetime of the optionee, only by the optionee or the optionee's legal representatives.


     HOW OPTIONS ARE EXERCISED

     An option (or any part or installment thereof), to the extent then exercisable, is to be exercised by giving written notice to the Company, stating which option is being exercised, specifying the number of shares of Common Stock as to which such option is being exercised and accompanied by payment of the exercise price thereof. The exercise price is to be paid either (i) by cash or certified check or (ii) if authorized by the Administrators, with previously acquired shares of Common Stock having an aggregate fair market value on the date of exercise equal to the aggregate exercise price of all options being exercised or a combination of cash, certified check or shares of Common Stock having such value; provided, however, in no case may shares be tendered if such tender would require the Company to incur a charge against earnings for financial accounting purposes.

     The Administrators may, in their sole discretion, permit payment of the exercise price of an option by delivery to the Company by the optionee of a properly executed notice, together with a copy of the optionee's irrevocable instructions to a broker acceptable to the Administrators to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay such exercise price.

     The Company may withhold cash and/or shares of the Company's Common Stock having an aggregate value on the date the option is exercised equal to the amount, which the Company determines is necessary to meet its obligation to withhold any federal, state and/or local taxes or other amounts incurred by reason of the grant or exercise of an option or the disposition of the option or shares acquired pursuant to the exercise of the option. Alternatively, the Company may require the optionee to pay the Company such amount in cash promptly upon demand.

     ADJUSTMENTS UPON CHANGES IN COMMON STOCK

     In the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, merger in which the Company is the surviving corporation, spin-off, split-up, combination or exchange of shares or the like, which results in a change in the number or kind of shares of Common Stock that are outstanding immediately prior to such event, the aggregate number and kind of shares subject to the 2001 Plan, the aggregate number and kind of shares subject to each outstanding option and the exercise price thereof, and the maximum number of shares subject to options that may be granted to any employee in any calendar year, shall be appropriately adjusted by the Board of Directors, whose determination shall be conclusive and binding on all parties. Such adjustment may provide for the elimination of fractional shares that might otherwise be subject to options without payment therefor. Notwithstanding the foregoing, no adjustment shall be made if such adjustment (a) would cause the 2001 Plan to fail to comply with Section 422 of the Code or with Rule 16b-3 of the Exchange Act (if applicable to such option), or (b) would be considered as the adoption of a new plan requiring stockholder approval.

     In the event of a proposed dissolution or liquidation of the Company, or in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Board of Directors of the Company shall, as to outstanding options, either (a) make appropriate provision for the protection of any such outstanding options by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation, which will be issuable in respect to one share of Common Stock of the Company; provided, that the excess of the aggregate fair market value of the shares subject to the options immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to such options immediately before such substitution over the purchase price thereof, or (b) upon written notice to an optionee, provided that all unexercised options must be exercised within a specified number of days of the date of such notice or they will be terminated. In any such case, the Board of Directors may, in its discretion, advance the lapse of any waiting or installment periods and exercise dates.

     AMENDMENT AND TERMINATION OF THE 2001 PLAN

     No option may be granted under the 2001 Plan after April 17, 2011. The Board of Directors, without further approval of the Company's stockholders, may at any time suspend or terminate the 2001 Plan, in whole or in part, or amend it from time to time in such respects as it may deem advisable, including without limitation, in order that ISOs granted thereunder meet the requirements for "incentive stock options" under the Code, or to comply with the provisions of Rule 16b-3 or Section 162(m) of the Code or any change in applicable laws or regulations, rulings or interpretations of any governmental agency or regulatory body; provided, however, that no amendment shall be effective, without the requisite prior or subsequent stockholder approval, which would (a) except as contemplated with respect to adjustments described above, increase the maximum number of shares of Common Stock for which options may be granted under the 2001 Plan or change the maximum number of shares for which options may be granted to employees in any calendar year, (b) change the eligibility requirements for individuals entitled to receive options, or (c) make any change for which applicable law or any governmental agency or regulatory body requires stockholder approval. No termination, suspension or amendment of the 2001 Plan shall adversely affect the rights of an optionee under any option granted under the 2001 Plan without such optionee's consent. The power of the Administrators to construe and administer any option granted under the 2001 Plan prior to the termination or suspension of the 2001 Plan shall continue after such termination or during such suspension.

     FEDERAL INCOME TAX TREATMENT

     The following is a general summary of the federal income tax consequences relating to ISOs and NQSOs under the 2001 Plan. This description which is based on current law (including temporary and proposed regulations), which is subject to change (possibly with retroactive effect). In addition, state and local income taxes may also have important effects and that special rules not specifically discussed below may apply in certain situations.

     ISOs Exercised With Cash
     ------------------------

     No Tax on Grant or Exercise. An optionee will recognize no taxable income as a result of a grant or his or her exercise of an ISO. An optionee's tax basis in the shares he or she acquires on the exercise of an ISO with cash will be equal to the exercise price paid by such optionee.

     Sale After Specified Holding Period. If an optionee holds his or her shares more than two years from the date of grant and one year from the date of transfer of shares to such optionee, upon his or her exercise of an option, he or she will recognize long-term capital gain or loss on sale of ISO shares equal to the difference between the selling price and his or her basis in the shares. The Company will not be entitled to a deduction. Long-term capital gain is generally subject to more favorable tax treatment than short-term capital gain or ordinary income.

     Sale Before Specified Holding Period. If an optionee sells his or her shares before the end of the two-years-from-grant or one-year-after-transfer holding period, the optionee will lose ISO treatment. In this case, any excess of the fair market value of the shares on the date of transfer of such shares to the optionee over the exercise price, but not more than the gain realized on the sale of the shares, will be taxed as ordinary income in the year of sale. The Company generally will be entitled to a deduction in the year of sale equal to the amount of ordinary income the optionee is required to recognize. Any additional gain or any loss an optionee recognizes on such disposition will be short-term or long-term capital gain or loss, depending upon whether the optionee held the shares for more than one year.

     NQSOS EXERCISED WITH CASH
     -------------------------

     Tax on Exercise. An optionee will recognize no taxable income on the grant of an NQSO. On the exercise of an NQSO, the excess of the fair market value of the shares received at the time of exercise over the exercise price therefor will be taxed as ordinary income, and the Company will generally be entitled to a corresponding deduction. An optionee's tax basis in the shares acquired on the exercise of his or her NQSO will be equal to the exercise price the optionee paid, plus the amount of ordinary income he or she recognized.

     Capital Gain or Loss. Any gain or loss an optionee recognizes on a subsequent sale of shares purchased pursuant to an NQSO will be short-term or long-term capital gain or loss, depending upon the holding period, in an amount equal to the difference between the selling price and the optionee's tax basis in the shares.

     EXERCISE OF OPTIONS USING PREVIOUSLY ACQUIRED SHARES
     ----------------------------------------------------

     Normal Rule. If an optionee's previously acquired shares are used in full or partial payment of the exercise price of an option (whether an ISO or an NQSO), generally he or she will not recognize gain or loss on the exercise of that option to the extent the optionee received shares which, on the date of exercise, have a fair market value equal to the fair market value of the shares surrendered in exchange (the shares an optionee received in the exchange is referred to as "Replacement Shares"). If the option exercised is an ISO or if the option exercised is an NQSO and the shares used were acquired by exercise of an ISO, the Replacement Shares are treated as having been acquired by exercise of an ISO.

     Using Shares During Their Holding Period. If an ISO is exercised with shares that were previously acquired by exercise of an ISO but which were not held for the required two-years-from-grant one-year-after-transfer holding period, the optionee will be taxed as if he or she had sold those shares. In such case, the optionee would recognize ordinary income equal to the difference between the fair market value of those shares on the date of exercise of the prior ISO and the amount paid for those shares (but not more than the gain realized). Special rules determine which shares are considered to have been disposed of and in allocating the basis among the shares. No capital gain is recognized.

     Basis of Replacement Shares. An optionee will have a total basis in the Replacement Shares equal to the basis of the shares surrendered, increased by any ordinary income required to be recognized on the sale of the previously acquired shares. The optionee's holding period for the Replacement Shares generally includes the period during which the surrendered shares were held.

     Other Shares. Any shares an optionee receives on the exercise of options using previously acquired shares of stock in addition to the Replacement Shares will be treated in the same manner as a cash exercise of an option.

     ALTERNATIVE MINIMUM TAX
     -----------------------

     In addition to the Federal income tax consequences described above, if an optionee exercises an ISO, he or she may be subject to the alternative minimum tax, to the extent it exceeds regular tax liability payable at the time of exercise. For this purpose, upon the exercise of an ISO, the excess of the fair market value of the shares received on exercise over the exercise price, is an adjustment, which increases the optionee's alternative minimum taxable income. In addition, an optionee's basis in the shares received on exercise is increased by that amount for purposes of computing the gain or loss on disposition of the shares for alternative minimum tax purposes. If an optionee is required to pay an alternative minimum tax, the amount of that tax, which is due to deferral preferences (including the ISO adjustment), may be allowable as a tax credit against regular tax liability (net of other non-refundable credits) in subsequent years. To the extent the credit is not used, it is carried forward. The effect of the alternative minimum tax on the optionee will depend on the other income and deductions that he or she (or a spouse in a joint tax return) have when the optionee exercises his or her option, including any deduction of state and local income and property taxes. In particular, prior to exercise of an option, an optionee should consult with his or her tax advisors as to whether the alternative minimum tax applies to the optionee and, if so, what actions the optionee may be able to take to reduce his or her taxes.


                             THE BOARD OF DIRECTORS
                               RECOMMENDS THAT YOU
                            VOTE "FOR" THE AMENDMENT
                           TO THE COMPANY'S 2001 STOCK
                                   OPTION PLAN


                  --------------------------------------------
                                 PROPOSAL NO. 5
                  --------------------------------------------
                         AMENDMENT OF THE COMPANY'S 2000
                              DIRECTOR OPTION PLAN
                  --------------------------------------------

     On June 26, 2002, the Board of Directors of the Company adopted, subject to stockholder approval at the Annual Meeting, an amendment to the Company's 2000 Director Option Plan (as amended, the "Director Plan") to increase the number of shares outstanding under the Director Plan from 200,000 to 300,000. The Director Plan is intended to provide an incentive to non-employee directors of the Company or any of its subsidiaries and to offer an additional inducement in obtaining the services of such individuals. The proceeds derived from the sale of shares subject to options will be used for general corporate purposes of the Company.

     Each non-employee director of the Company has been granted options to purchase 20,000 shares of common stock under the Director Plan. No other person has received options pursuant to the Director Plan. Therefore, options to purchase only 100,000 shares of Common Stock remain available for grant under the Director Plan. The Board of Directors believes that to attract and retain qualified directors the Company must be able to provide directors with incentives through the use of stock options and that the number of shares of Common Stock available for issuance pursuant to options is insufficient for those purposes. It is anticipated that the Board of Directors will grant the non-employee directors elected at the Annual Meeting options to purchase a number of shares of Common Stock to be determined at a price not less than the market price of the Common Stock on the date of grant.

     The  following  is a summary of certain  material  features of the Director
Plan.

     GENERAL

     The aggregate number of shares of the Company's Common Stock for which options may be granted under the Director Plan shall not exceed 300,000 shares of Common Stock. Such shares of

Common Stock may, in the discretion of the Board of Directors, consist either in whole or in part of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company. Any shares of Common Stock subject to an option that for any reason expires, is canceled or is terminated unexercised or which ceases for any reason to be exercisable shall again become available for the granting of options under the Director Plan.

     TYPE OF OPTIONS

     The Director Plan provides for the grant of NQSOs, which are stock options that do not qualify as incentive stock options within the meaning of Section 422 of the Code.

     ADMINISTRATION

     The Director Plan is administered by the Compensation Committee (the "Administrators").

     The Administrators of the Director Plan may, from time to time, consistent with the purposes of the Director Plan, grant options to non-employee directors of the Company or any of its subsidiaries as the Administrators may determine in their sole discretion. Such options granted shall cover such number of shares of Common Stock as the Administrators may determine in their sole discretion.

     TERMS AND CONDITIONS

     Options granted under the Director Plan will be subject to, among other things, the following terms and conditions:

     a. The exercise price of the shares of Common Stock under each option shall be determined by the Administrators in their sole discretion.

     b. Each option granted pursuant to the Director Plan shall be for a ten year term.

     c. Except as provided in the applicable stock option contract, an optionee whose relationship with the Company or any of its subsidiaries is terminated by reason of disability may exercise his or her option, to the extent exercisable at the time of such termination, within one year thereafter, but in no event after the expiration of the term of the option.

     d. Except as provided in the applicable stock option contract, in the case of death of the optionee (i) while a director of the Company or any of its subsidiaries, (ii) within one year after the termination of such relationship (unless such termination was for cause), or (iii) within one year following the termination of such relationship by reason of the optionee's disability, optionee's legal representative or beneficiary may exercise the option, to the extent exercisable on the date of death, within one year of the date of death, but in no event after the expiration of the term of the option.


     e. No option granted under the Director Plan shall be transferable other than by will or the laws of descent and distribution, and options may be exercised, during the lifetime of the optionee, only by the optionee or the optionee's legal representatives.


     HOW OPTIONS ARE EXERCISED

     An option (or any part or installment thereof), to the extent then exercisable, is to be exercised by giving written notice to the Company, stating which option is being exercised, specifying the number of shares of Common Stock as to which such option is being exercised and accompanied by payment of the exercise price thereof. The exercise price is to be paid either (i) by cash or certified check or (ii) if authorized by the Administrators, with previously acquired shares of Common Stock having an aggregate fair market value on the date of exercise equal to the aggregate exercise price of all options being exercised or a combination of cash, certified check or shares of Common Stock having such value.

     The Administrators may, in their sole discretion, permit payment of the exercise price of an option by delivery to the Company by the optionee of a properly executed notice, together with a copy of the optionee's irrevocable instructions to a broker acceptable to the Administrators to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay such exercise price.

     The Company may withhold cash and/or shares of the Company's Common Stock having an aggregate value on the date the option is exercised equal to the amount, which the Company determines is necessary to meet its obligation to withhold any federal, state and/or local taxes or other amounts incurred by reason of the grant or exercise of an option or the disposition of the option or shares acquired pursuant to the exercise of the option. Alternatively, the Company may require the optionee to pay the Company such amount in cash promptly upon demand.

     ADJUSTMENTS UPON CHANGES IN COMMON STOCK

     In the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, merger in which the Company is the surviving corporation, spin-off, split-up, combination or exchange of shares or the like, which results in a change in the number or kind of shares of Common Stock that are outstanding immediately prior to such event, the aggregate number and kind of shares subject to the Director Plan, the aggregate number and kind of shares subject to each outstanding option and the exercise price thereof, and the maximum number of shares subject to options that may be granted to any employee in any calendar year, shall be appropriately adjusted by the Administrators, whose determination shall be conclusive and binding on all parties. Such adjustment may provide for the elimination of fractional shares that might otherwise be subject to options without payment therefor.

     In the event of a proposed "change of control" of the Company any options held by an optionee that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested immediately prior to such change of control.

     A change of control is defined in the Director Plan as the occurrence of any event where (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act is or becomes the "beneficial owner", directly or indirectly, of 50% or more of the outstanding shares of Common Stock of the Company or securities representing 50% or more of the combined voting power of the Company's voting stock, (ii) the Company consolidates with, or merges into, another person or conveys, transfers, sells or leases all or substantially all of its assets to any person, or any person consolidates with, or merges into, the Company, in either event pursuant to a transaction in which the outstanding voting stock of the Company is changed into, or exchanged for, cash, securities or other property, other than any such transaction between the Company and its Subsidiaries with the effect that any "person" becomes the "beneficial owner," directly or indirectly, of 50% or more of the outstanding shares of Common Stock of the Company or securities representing 50% or more of the combined voting power of the Company's voting stock, or (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company cease for any reason to constitute a majority of the directors then in office.

     AMENDMENT AND TERMINATION OF THE DIRECTOR PLAN

     No option may be granted under the Director Plan after December 20, 2010. The Board of Directors, without further approval of the Company's stockholders, may at any time suspend or terminate the Director Plan, in whole or in part, or amend it from time to time in such respects as it may deem advisable, including without limitation, to comply with applicable requirements of the Securities Act of

1933, as amended, and the Exchange Act, or to conform to any change in the applicable laws or regulations or rulings of administrative agencies; provided, however, that no amendment shall be effective, without the requisite prior or subsequent stockholder approval, which would (a) except as contemplated with respect to adjustments described above, increase the maximum number of shares of Common Stock for which options may be granted under the Director Plan, (b) materially increase the benefits to optionees under the Director Plan, or (c) change the eligibility requirements for individuals entitled to receive options. No termination, suspension or amendment of the Director Plan shall adversely affect the rights of an optionee under any option granted under the Director Plan without such optionee's consent. The power of the Administrators to construe and administer any option granted under the Director Plan prior to the termination or suspension of the Director Plan shall continue after such termination or during such suspension.

     FEDERAL INCOME TAX TREATMENT

     The following is a general summary of the Federal income tax consequences relating to NQSOs under the Director Plan. This description is based on current law (including temporary and proposed regulations), which is subject to change (possibly with retroactive effect). In addition, state and local income taxes may also have important effects and that special rules not specifically discussed below may apply in certain situations.

     NQSOS EXERCISED WITH CASH
     -------------------------

     Tax on Exercise. An optionee will recognize no taxable income on the grant of an NQSO. On the exercise of an NQSO, the excess of the fair market value of the shares received at the time of exercise over the exercise price therefor will be taxed as ordinary income, and the Company will generally be entitled to a corresponding deduction. An optionee's tax basis in the shares acquired on the exercise of his or her NQSO will be equal to the exercise price the optionee paid, plus the amount of ordinary income he or she recognized.

     Capital Gain or Loss. Any gain or loss an optionee recognizes on a subsequent sale of shares purchased pursuant to an NQSO will be short-term or long-term capital gain or loss, depending upon the holding period, in an amount equal to the difference between the selling price and the optionee's tax basis in the shares.

     EXERCISE OF OPTIONS USING PREVIOUSLY ACQUIRED SHARES
     ----------------------------------------------------

     Normal Rule. If an optionee's previously acquired shares are used in full or partial payment of the exercise price of an option, generally he or she will not recognize gain or loss on the exercise of that option to the extent the optionee received shares, which on the date of exercise have a fair market value equal to the fair market value of the shares surrendered in exchange. If the shares used were acquired by exercise of ISOs, the Replacement Shares are treated as having been acquired by exercise of an ISO.

     Basis of Replacement Shares. An optionee will have a total basis in the Replacement Shares equal to the basis of the shares surrendered, increased by any ordinary income required to be recognized on the sale of the previously acquired shares. The optionee's holding period for the Replacement Shares generally includes the period during which the surrendered shares were held.

     Other Shares. Any shares an optionee receives on the exercise of options using previously acquired shares of stock in addition to the Replacement Shares will be treated in the same manner as a cash exercise of an option.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
                 VOTE "FOR" THE AMENDMENT TO THE COMPANY'S 2000
                              DIRECTOR OPTION PLAN


                  --------------------------------------------
                                 PROPOSAL NO. 6
                  --------------------------------------------
                         RATIFICATION OF THE APPOINTMENT
                                 OF INDEPENDENT
                                   ACCOUNTANTS
                  --------------------------------------------

     The Board of Directors has selected the firm of Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending February 1, 2003. Ratification of such appointment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented and voting in person or by proxy at the Annual Meeting or any adjournment thereof.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, at which time they will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     AUDIT FEES

     For the fiscal year ended February 2, 2002, Ernst & Young LLP billed the Company $231,500 for services rendered for the audit of the Company's annual financial statements included in its report on Form 10-K and the reviews of the financial statements included in its reports on Form 10-Q filed with the SEC.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     For the fiscal year ended February 2, 2002, Ernst & Young LLP did not perform any services, which directly or indirectly related to the operation of, or supervision of the operation of, the Company's information systems or management of the Company's local area network.

     ALL OTHER FEES

     For the fiscal year ended February 2, 2002, Ernst & Young LLP billed the Company $183,880 for services rendered other than as provided above. These services consisted of $21,000 of audit related services and $162,880 of tax services.

     In connection with the recently revised standards for independence for the Company's independent public accountants promulgated by the SEC, the Audit Committee has considered whether the provision of such services is compatible with maintaining the independence of Ernst & Young LLP.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
              VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST &
                  YOUNG LLP AS INDEPENDENT ACCOUNTANTS FOR THE
              COMPANY FOR THE FISCAL YEAR ENDING FEBRUARY 1, 2003.


OTHER BUSINESS
--------------

     As of the date of this proxy statement, the only business that the Board of Directors intends to present, and knows that others will present, at the Annual Meeting is that set forth herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in their discretion.


STOCKHOLDER PROPOSALS
---------------------

     Stockholder proposals intended to be presented at the Company's Annual Meeting to be held in 2003 must be received by the Company for inclusion in the Company's proxy statement relating to that meeting not later than April 4, 2003. Such proposals should be addressed to Secretary, Loehmann's Holdings, Inc., 2500 Halsey Street, Bronx, New York 10461. Notices of stockholder proposals submitted outside the processes of Rule 14a-8 of the Exchange Act (relating to proposals to be presented at the meeting but not included in the Company's proxy statement and form of proxy), will be considered untimely, and thus the Company's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after June 18, 2003.


OTHER INFORMATION
-----------------

     An annual report to stockholders for the year ended February 2, 2002, and a copy of the Company's report on Form 10-Q for the quarter ended May 4, 2002 filed with the SEC are being furnished herewith to each stockholder as of the Record Date. Copies of the Company's Annual Report on Form 10-K will be provided free of charge upon written request to:

                            Loehmann's Holdings, Inc.
                               2500 Halsey Street
                                 Bronx, NY 10461
                     Attention: Mr. Robert Glass, Secretary

     In addition, copies of any exhibits to the Annual Report on Form 10-K will be provided for a nominal charge to stockholders who make a written request to the Company at the above address.

                                        By order of the Board of Directors,


                                        Robert Glass
                                        Chief Operating Officer,
                                        Chief Financial Officer
                                        and Secretary


Bronx, New York
August 2, 2002

                                    EXHIBIT A
                                    ---------

                             PROPOSED NEW ARTICLE 4
                                     TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            LOEHMANN'S HOLDINGS, INC.

                    "4.  Number of  Shares:  The  aggregate  number of
               shares of stock, which the Corporation shall have authority to issue is 21,000,000 shares divided into two classes; 20,000,00 shares which shall be designated as Common Stock, $.01 par value per share, and 1,000,000 shares which shall be designated as Preferred Stock, $.01 par value per share.

                    "The  Preferred  Stock may be issued  from time to
               time in one or more series, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the Board of Directors pursuant to the authority granted in this Certificate of Amendment, a copy of which resolution or resolutions shall have been set forth in a certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the State of Delaware in order to make the same effective."

                       LOEHMANN'S HOLDINGS, INC.
                       -------------------------

                             THIS PROXY IS
 SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON SEPTEMBER 10, 2002.

     KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Richard Morretta and Herbert L. Rosedale, as agents and proxies for the undersigned, with full power of substitution, to vote with respect to all the shares of common stock, par value $.01 per share, of Loehmann's Holdings, Inc. (the "Company"), standing in the name of the undersigned at the close of business on July 18, 2002, at the Annual Meeting of Stockholders of the Company to be held at the Company's offices, 2500 Halsey Street, Bronx, New York, 10461, on September 10, 2002, at 9:00 a.m. (Eastern time) and at any and all adjournments thereof, with all power that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as follows:

     The shares represented by this proxy card will be voted in the manner directed. If no instructions to the contrary are indicated, the shares will be voted "FOR" Proposals 1 through 6 and in accordance with the discretion of the proxy on such other matters as may properly come before the meeting.

            ---------------------------------------------------------

            PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

I will attend the Meeting:

               PLEASE MARK YOUR CHOICES               I WILL ATTEND THE
           LIKE THIS IN BLUE OR BLACK INK                  MEETING
                         |X|                                 |_|

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES

(1)  Election of directors:
     ----------------------

Nominees:     1. William J. Fox        4. Robert Glass         6. Cory Lipoff
--------      2. Joseph Nusim          5. Carol Gigli-Greer    7. Erwin A. Marks
              3. Robert N. Friedman

                FOR all nominees listed              WITHHOLD AUTHORITY to vote
          (except as marked to the contrary*)      for all listed nominees above
                         |_|                                    |_|

(*Instruction: To withhold authority to vote for any individual nominee, circle that nominee's name in the list provided above.)


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 THROUGH 6



                                                                                   FOR            AGAINST            ABSTAIN
                                                                                   ---            -------            -------

(2)    Approval of an amendment to the Amended and Restated Certificate of
Incorporation of Loehmann's Holdings, Inc. increasing the number of
authorized shares of Common Stock                                                  |_|              |_|                |_|

(3)    Approval of an amendment to the Amended and Restated Certificate of
Incorporation of Loehmann's Holdings, Inc. creating a class of Preferred
Stock                                                                              |_|              |_|                |_|

(4)    Approval of the amendment  of the Loehmann's Holdings, Inc. 2001
Stock Option Plan                                                                  |_|              |_|                |_|

(5)    Approval of the amendment of the Loehmann's Holdings, Inc. 2000
Director Option Plan                                                               |_|              |_|                |_|

(6)    Ratification of the appointment of Ernst & Young LLP as independent
accountants for the fiscal year ending February 1, 2003.                           |_|              |_|                |_|

(7)    In their  discretion,  the Proxies are  authorized to vote upon such other business as may properly come before the Annual
Meeting.


                                        Dated  _____________, 2002

                                        ---------------------------------------

                                        ---------------------------------------
                                                    Signature(s)
                                        (Signatures  should  conform to names as
                                        registered.  For jointly  owned  shares,
                                        each owner should sign.  When signing as
                                        attorney,    executor,    administrator,
                                        trustee,   guardian   or  officer  of  a
                                        corporation, please give full title.)
                                        ---------------------------------------

               ---------------------------------------------------
               PLEASE MARK DATE AND SIGN ABOVE AND RETURN PROMPTLY

                                   APPENDIX A
                                   ----------

                     LOEHMANN'S HOLDINGS INC. ANNUAL REPORT


Dear Shareholders

The year 2001 was a year unlike any other for our country with the unanticipated and tragic events of September 11th and its impact on the nation's economy. But the resolve and determination demonstrated by the American people in response to these events once again shows us that greatness is most often achieved in the face of adversity. We at Loehmann's honor those who have suffered losses as well as those who have taken on the responsibility for the rebuilding process.

Financial Performance

Despite the difficult retail environment, we were pleased with the results that the Company achieved. For fiscal year 2001, earnings before interest, taxes, deprecation and amortization (EBITDA) were $21.3 million. EBITDA for fiscal 2000 was similarly $21.3 million. As a percentage of net sales, EBITDA increased to 6.6% from 6.3%. Net income, before a deferred tax asset adjustment and assuming a 39% tax rate, would have been $4.3 million, or $1.27 per fully diluted share. Net income, including the recognition of a deferred tax asset of $2.4 million, was $7.1 million, or $2.08 per diluted share.

Net sales for fiscal year 2001, a fifty-two week period, were $322.5 million compared to net sales of $338.2 million in the fifty-three week fiscal 2000 year. Net sales for fiscal 2000 included $6.2 million in sales generated at eleven stores that the Company closed during the first half of 2000. Comparable store sales for the fifty-two week period decreased 1.7%. Gross margin increased to 37.1% from 35.5% in fiscal 2000.

The performance achieved in 2001 resulted from the implementation of merchandising, marketing and store expansion initiatives, all of which will continue to be a focus of attention during 2002. Some of the significant developments are highlighted as follows:

Merchandising Initiatives


We continue to make progress in implementing merchandising initiatives to position our Company in the marketplace and improve its financial performance. Loehmann's has long held a unique position in the industry as the destination for women's and men's apparel with designer names such as Donna Karan, Calvin Klein, and Ralph Lauren. Offering these labels at discount prices is still the key factor in differentiating us from our competition. The company continues to emphasize bridge and designer apparel, which is sold in our Back Room, social occasion dressing, shoes and accessories, while consistently offering "everyday value". Our philosophy of maintaining a very liquid open-to-buy continues to enable us to acquire merchandise at significant discounts.


Marketing Initiatives


For the past year we have concentrated on building and refining our marketing activities through an integrated direct mail, telemarketing and e-mail program. Significant strides have been made in this area. We have added over 100,000 new customers to our "Insiders Club", bringing the total membership to over one million active shoppers. With our marketing focused on high-margin merchandise, we continue to gain momentum by offering a compelling price-value relationship to our customers.

Store Expansion Initiatives


The Company currently operates forty-three stores, with a concentration in our core markets - New York Metro/Mid-Atlantic, California, and Florida. During the year we expanded stores in Sunnyvale, CA, Laguna Niguel, CA, and Farmington Hills, MI, with a further expansion planned in White Plains, NY and a remodel scheduled for our Manhattan, NY store. We plan to open two new stores, one in Denver, CO scheduled for August 2002, and the other in Oakbrook, IL scheduled for November 2002. We continue to evaluate locations for potential new stores with the goal of adding two to four new stores a year.


Summary


Despite the challenging retail environment, we are very encouraged about the long-term outlook for Loehmann's. As a result of the positive financial performance that was realized during 2001, we believe that the Company is more solidly poised for the future then ever before. During 2002, our strategy is to continue to build on our strong foundation as a leading national retailer offering designer and bridge fashions in an off-price format. We are proud of our achievements and want to thank our customers, associates, vendors, and shareholders for their continued commitment.


Robert N. Friedman
Chief Executive Officer

Robert Glass
Chief Operating Officer

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 10-K

                ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended February 2, 2002

                                 Commission File

                                 Number 0-28410

                            LOEHMANN'S HOLDINGS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


             Delaware                                   13-4129380
-----------------------------------------     -------------------------------
  (State or other jurisdiction of                     (I.R.S. Employer
  incorporation or organization)                      Identification No.)


   2500 Halsey Street, Bronx, New York                  10461
-----------------------------------------     -----------------------------
  (Address of principal offices)                      (Zip Code)

       Registrant's telephone number, including Area Code: (718) 409-2000

        Securities registered pursuant to Section 12(b) of the Act: None
           Securities registered pursuant to Section 12(g) of the Act:
                                  Common Stock

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing
requirements for the past 90 days. Yes X       No
                                      ----       -----

         Indicate by check mark if disclosure of delinquent  filers  pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.
                             ---------

         Indicate by a check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan
confirmed by a court.             Yes X         No
                                     -----        -----

         The aggregate market value of voting stock held by nonaffiliates of registrant as of April 17, 2002 was $46.7 million.

         The Company had 3,332,178 shares of Common Stock outstanding as of April 30, 2002.

         Documents incorporated by reference: the information required by Part III, Items 10, 11, 12 and 13, is incorporated by reference to the registrant's Proxy Statement for the registrant's 2002 annual meeting of stockholders.

ITEM 1.  BUSINESS

THE COMPANY

         Loehmann's Holdings, Inc. ("Holdings" and collectively with its subsidiaries, "Loehmann's" or the "Company"), a Delaware corporation incorporated in 2000, is the parent company of Loehmann's, Inc. Loehmann's, founded in 1921 as the "Original Designer Outlet," is a leading national specialty retailer of well known designer and brand name women's fashion apparel, men's furnishings, accessories, and shoes offered at prices that are typically 30% to 65% below department store prices. The Company believes it is one of the largest national upscale off-price specialty retailers in the industry. The Company has a strong brand name, loyal customer base and long-standing relationships with leading designers and vendors of quality merchandise. The Company's target customers are relatively affluent women between the ages of 30 and 55 who are attracted to designer and other name brand merchandise offered at exceptional values. As of April 30, 2002, the Company operated 44 stores in major metropolitan markets located in 17 states.

CHAPTER 11 FILING, EMERGENCE & CORPORATE STRUCTURE

        On May 18, 1999 (the "Petition Date") Loehmann's, Inc. filed a petition for relief under chapter 11 of the Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

        On July 28, 2000 Loehmann's, Inc. filed a Second Amended Plan of Reorganization (the "Second POR") with the Bankruptcy Court. The Second POR was subsequently accepted by the required percentage of the creditors entitled to vote on the plan. A plan confirmation hearing was held on September 6, 2000 and the Second POR, as further modified on that date (the "Amended POR"), was confirmed by the Bankruptcy Court. On October 10, 2000, Loehmann's Operating Co., a new operating subsidiary of Loehmann's, Inc., entered into a secured credit facility with Bankers Trust Company (the "Credit Facility"). Concurrently, Holdings, a newly formed holding company, entered into an indenture (the "Senior Notes Indenture") for 11% Senior Notes due 2005 (the "Senior Notes"). As a result of the consummation of these agreements, all conditions precedent to the effectiveness of the Amended POR were met and the Amended POR become effective on October 10, 2000 (the "Effective Date"), thereby allowing the Company to formally emerge from bankruptcy. From the Petition Date until the Effective Date, Loehmann's, Inc. operated as a debtor-in-possession under the Bankruptcy Code.

        Under the Amended POR, Holdings distributed 3,332,178 shares of common stock, par value $0.01 per share (the "New Common Stock"), and $25,000,000 of its Senior Notes to the general unsecured creditors of Loehmann's, Inc. Distributions to the general unsecured creditors of Loehmann's, Inc. were made in New Common Stock or in a combination of New Common Stock and Senior Notes depending on the elections made by the holders of general unsecured claims. The Amended POR provided that no stockholder or option holder of the common stock of Loehmann's, Inc. would receive any distribution on account of their shares of common stock or options to purchase common stock.

         In addition to the formation of Holdings, two new wholly owed subsidiaries of Loehmann's, Inc. were formed and all of the Company's assets were transferred to these subsidiaries, Loehmann's Operating Co. and Loehmann's Real Estate Holdings, Inc.

INDUSTRY OVERVIEW

         Women's Apparel And Accessories

         According to published reports, total retail sales of women's apparel and accessories in the United States were in excess of $89.0 billion in 2001. The womenswear industry is served by a variety of distribution channels including department stores, specialty stores and off-price retailers.

         The women's apparel and accessories industry has five product classifications: designer, bridge, better, moderate and budget. Designer merchandise is the most expensive product classification and is characterized by high fashion styling. Designer brands include Donna Karan, Calvin Klein and Ralph Lauren. Bridge products are typically brand name merchandise that may carry designer labels but are less expensive than the designer classification and allow customers to purchase designer-like merchandise at below designer prices. Bridge brands include DKNY, Anne Klein, Dana Buchman and Tahari. Apparel in the better classification carries brand name labels but is less expensive than bridge apparel. Better brands include Jones NY, Sigrid Olsen, Laundry and BCBG. Merchandise in the moderate and budget classifications are less expensive product categories. Loehmann's carries merchandise in the designer, bridge and better categories.

         Designer and bridge merchandise is generally sold in finer department stores such as Bloomingdale's, Neiman Marcus, Nordstrom and Saks Fifth Avenue. Because manufacturers of designer and bridge merchandise are very concerned about maintaining the upscale image of their trademarks, they are typically selective as to which retailers carry their products.

         Men's

         The men's apparel industry includes tailored apparel (suits, formalwear, slacks, sportcoats and outerwear), sportswear (sportshirts, sweaters and jackets) and furnishings (dress shirts, ties, belts, suspenders, underwear, socks, scarves and gloves). Loehmann's offers primarily men's furnishings and sportswear to its customers.

         The men's furnishings industry is served by a variety of distribution channels including department stores, specialty menswear stores, off-price retailers and catalog retailers. The Company offers primarily designer and name brand men's furnishings and sportswear, which are generally sold in finer department stores such as Bloomingdale's, Neiman Marcus, Nordstrom and Saks Fifth Avenue.

BUSINESS STRATEGY

         The Company's strategy is to deliver value to its customers by offering at substantial discounts a wide selection of high quality in-season merchandise. The Company believes that it differentiates itself from finer department stores by offering similar merchandise at significantly lower prices and from other off-price apparel retailers by offering a broader range of designer, bridge and better merchandise. The principal elements of the Company's business strategy are as follows:

         Emphasis on In-Season High Quality Merchandise

         The Company offers a wide selection of in-season, high quality, name brand merchandise. The Company, like finer department stores, is known for carrying name brand merchandise, including Donna Karan, Anne Klein, Calvin Klein, Ralph Lauren, Laundry and Dana Buchman.

         Value Pricing

         The Company provides its customers with exceptional value by offering its merchandise at prices that are typically 30% to 65% below prices charged by department stores for the same items and that are competitive with other off-price retailers.

         Capitalize on Long-Standing Vendor Relationships

         Loehmann's believes that it is a popular choice for well known designers who believe that their prestige will be preserved by having their merchandise offered by Loehmann's because of its high quality image and affluent customer base. Loehmann's long-standing vendor relationships and its ability to sell large quantities of goods have provided the Company with ready access to a wide selection of merchandise.

         No-Frills Store Format

         In order to provide its customers with exceptional value while maximizing profitability and cash flow, the Company is focused on maintaining an efficient, low-cost operating structure. Key elements of this focus include the Company's no-frills, self-service store format. All stores are low maintenance, simple, and functional facilities designed to maximize selling space and contain overhead costs.

MERCHANDISING

         Selection

         The Company offers a wide selection of women's sportswear, dresses, suits, outerwear, accessories, handbags, intimate apparel, shoes, and men's furnishings and sportswear. The Company does not offer moderate or budget merchandise in its stores. Most of the Company's merchandise is in-season and, therefore, is generally available at Loehmann's during the same selling season as it is available in department stores. The Company offers name-brand merchandise from designers such as Calvin Klein, Donna Karan and Ralph Lauren.

         The following table shows the percentages of the Company's net sales attributable to its various product categories for fiscal year 1997 through fiscal year 2001:

                                     1997        1998        1999       2000        2001
                                     ----        ----        ----       ----        ----
Sportswear                           48.3%       48.3%       47.1%       49.4%       50.4%
Accessories/intimate apparel         13.7        13.4        12.9        12.8        14.5
Dresses and suits                    23.1        17.8        17.1        14.9        13.4
Men's                                 2.5         7.8        10.4        10.5        10.2
Shoes                                 6.6         6.3         6.1         6.4         6.6
Outerwear                             4.7         4.5         4.0         4.4         3.9
Other                                 1.1         1.9         2.4         1.6         1.0
Total                               100.0%      100.0%      100.0%      100.0%      100.0%


         All Loehmann's stores carry items from each of its merchandise categories. However, the allocation of merchandise among the stores varies based upon factors relating to the demographics and geographic location of each store as well as the size of the store and its ability to display adequately the merchandise.

         Pricing

         The Company seeks to provide its customers with exceptional value by offering its merchandise at prices that are typically 30% to 65% below prices charged by department stores for the same items and that are comparable to or lower than prices charged by other off-price retailers. The Company's central buying staff adheres to a disciplined approach of acquiring merchandise that enables the Company to consistently offer its merchandise at favorable prices. Each item of merchandise offered by the Company carries a price tag displaying the Company's price as well as the typical department store's initial price for the same item.

VENDOR RELATIONSHIPS AND PURCHASING

         Many of the Company's most active suppliers have been selling merchandise to the Company for at least 10 years. Because of these long-standing vendor relationships and its ability to sell large quantities of goods, the Company has ready access to a wide selection of merchandise.

         The Company does not engage in significant forward purchasing and a large portion of its purchasing requirements in any given month intentionally remains unfulfilled at the beginning of the month. This strategy enables the Company to react to fashion trends and changing customer preferences while enhancing the Company's ability to negotiate with its vendors and take advantage of market inefficiencies and opportunities as they may arise. Although the Company has always been able to fulfill its inventory needs, its opportunistic purchasing strategy does not always permit Loehmann's to purchase specific types of goods. For example, certain types of popular merchandise may be unavailable in certain sizes or colors depending on market conditions.

         The Company purchases a majority of its inventory during the manufacturer's selling season, enabling the Company to offer merchandise during the same selling season as it is available in department stores. The Company also purchases a portion of its inventory at the end of the season, when a manufacturer's remaining items can be bought at an even steeper discount. This merchandise is held for distribution in the following season. Vendors who sell to the Company do not need to build into their price structure any anticipation of returns, markdown allowances or advertising allowances, all of which are typical in the department store industry.

         The Company purchases its inventory from over 500 suppliers, which in many cases include separate divisions of a single manufacturer or designer. These suppliers include a substantial majority of the designer and name brand apparel manufacturers in the United States. Some purchases are also made in the European market, primarily Italy. The Company does not have any long-term supply contracts with its suppliers.

         The Company maintains its own central buying staff, comprised of 12 experienced off-price buyers, many of who also have extensive experience with traditional department stores. Historically, the Company has had very low turnover within its buying group, enabling Loehmann's to capitalize on an experienced, respected group of buyers capable of enhancing the Company's already strong vendor relationships.

STORE LAYOUT

         The Company's store format and merchandise presentation are designed to project the image of deep discount and exceptional value, as well as to emphasize the Company's niche as the off-price equivalent of an upscale specialty store. The Company's stores are divided into two shopping areas: a large, open selling area with wall-to-wall merchandise and a smaller, separate, and more intimate area called The Back Room. All stores are low maintenance, simple and functional facilities designed to maximize selling space and contain overhead costs. Store layouts are flexible in that product groupings can be easily moved or expanded. All stores have two or more communal fitting rooms. However, in response to customer preferences, private fitting rooms have been added in most stores. Because Loehmann's is committed to maintaining virtually all of its in-store inventory on the selling floor, its stores do not require significant space devoted to inventory storage.

         Loehmann's presents better sportswear, dresses and suits, as well as all outerwear, men's, accessories, intimate apparel and shoes on the main selling floor. Designer, bridge and import merchandise, including evening dresses and suits, are displayed in The Back Room. The Back Room provides a key point of differentiation to the consumer, as it projects the image of designer goods sold in a no-frills environment and, therefore, at exceptional values. Although Loehmann's estimates that The Back Room generally accounts for only approximately 10% to 15% of a typical store's selling space, The Back Room has historically generated approximately 33% of women's apparel revenues.

DISTRIBUTION

         The Company operates a 272,000 square foot centralized distribution center located in Rutherford, New Jersey. As merchandise arrives at the Company's distribution center, it is priced, ticketed, assigned to individual stores by the Company's merchandising systems, packaged for delivery and transported to the stores.

MARKETING AND ADVERTISING

         A significant portion of Loehmann's advertising efforts involve direct mail and email announcements to members of The Insider Club, a free membership program. Members receive notification of special events throughout the year and a 15% discount on their birthdays. This database allows Loehmann's to track the purchase activity of current customers. These customers accounted for approximately 75% of total Company sales in fiscal year 2001.

INTERNET

         The Company maintains a website at www.loehmanns.com. The website provides information to customers on current promotions, new merchandise available in the stores and also serves as a portal for gathering the email addresses of customers and signing up customers as members of the Company's Insider Club. Customers are offered an incentive in exchange for providing their email addresses. Currently, there are 450,000 email addresses in the Company's database. No merchandise is sold via the website.

STORE OPERATIONS

         The Company's stores are organized into several geographic regions, each with a regional manager. Regional managers monitor the financial performance of the stores in their respective geographic districts and regularly visit stores to ensure adherence to the Company's merchandising, operations and personnel standards. The typical staff for a Loehmann's store consists of a store manager, a number of associate and department managers, sales specialists and additional full and part-time hourly associates depending upon the store's needs.

         Senior management meets with the regional managers on a periodic basis to maintain a clear line of communication. New store management personnel currently complete a training program at a designated training store before assuming management responsibility. Sales specialists receive product and customer service training at the store level. In addition, mystery shoppers shop the stores to help ensure that sales associates are friendly, helpful and maintain all of the Company's merchandising, operations, and customer service standards.

INFORMATION SYSTEMS

         Each Loehmann's store is linked to the Company's headquarters through a point-of-sale system that interfaces with an IBM RS6000 computer equipped with integrated merchandising, distribution and accounting software packages. The Company's point-of-sale computer system has features that include merchandise scanning, the capture of customer sales information and on-line credit card approval. These features improve transaction accuracy, speed and checkout time as well as increase overall store efficiency.

         The Company's information and control systems enable the Company's corporate headquarters to promptly identify sales trends, identify merchandise to be marked down and monitor merchandise mix and inventory levels at individual stores.

EMPLOYEES

         As of March 31, 2002, the Company had 1,610 employees, of whom 1,336 were store sales and clerical employees, 114 performed store managerial functions, and 160 were corporate (managerial and clerical) and warehouse (managerial) personnel. Warehouse labor is provided by a third party and these workers are not Company employees. Non-managerial employees are paid on an hourly basis. None of the Company's employees is represented by a labor union. The Company believes that its employee relations are good.

TRADEMARK AND SERVICE MARK

         The Loehmann's name is registered as a trademark and a service mark with the United States Patent and Trademark Office. Loehmann's believes its trademark and service mark have received broad recognition and their continued existence is important to the Company's business.

COMPETITION

         The off-price fashion apparel business is highly competitive. The Company competes primarily with finer department stores by offering a wide selection of comparable quality merchandise at significantly lower prices. The Company also faces competition from a variety of off-price and discount retailers and from factory outlet malls.

RISK FACTORS

         An investment in the Company is subject to certain risks. These risks are associated with the ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, potential disruptions in the relationships established with certain vendors, the Company's history of losses and its reliance on key personnel. Future economic and industry trends that could potentially affect revenue and profitability are difficult to predict. See "Special Note Regarding Forward-looking Statements."

         History of Losses

         The Company incurred net losses in each fiscal year from 1995 to 1999. There can be no assurance that such losses will not occur again in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Competition

         All aspects of the women's apparel industry, including the off-price retail segment, are highly competitive. The Company competes primarily with department stores, other off-price retailers, specialty stores, discount stores, outlet stores and mass merchandisers, many of which have substantially greater financial and marketing resources than the Company. Finer department stores, which constitute the Company's principal competitors, offer a broader selection of merchandise and higher quality service. In addition, many department stores have become more promotional and have reduced their price points, and certain finer department stores and certain of the Company's vendors have opened outlet stores that offer off-price merchandise in competition with the Company. Accordingly, the Company may face periods of intense competition in the future that could have an adverse effect on its financial results. See "Competition" in
Item 1. Business.

         Adequate Sources of Merchandise Supply

         The Company's business is dependent to a significant degree upon its ability to purchase quality merchandise at substantially below normal wholesale prices. The Company does not have any long-term supply contracts with its suppliers. The loss of certain key vendors or the failure to establish and maintain relationships with popular vendors could have a material adverse effect on the Company's business. The Company believes it currently has adequate sources of quality merchandise; however, there can be no assurance that the Company will be able to acquire sufficient quantities and an appropriate mix of such merchandise at acceptable prices.

         The Company is also dependent upon financing from its trade creditors. If any such financing were to become unavailable for any reason, there could be a material adverse effect on the Company.

         Merchandise Trends

         The Company's success depends in part on its ability to anticipate and respond to changing merchandise trends and consumer preferences in a timely manner. Accordingly, any failure by the Company to anticipate, identify and respond to changing fashion trends could adversely affect consumer acceptance of the merchandise in the Company's stores, which in turn could adversely affect the Company's business and its image with its customers. If the Company miscalculates either the market for its merchandise or its customers' purchasing habits, it may be required to sell a significant amount of unsold inventory at below average markup or below cost, which would have an adverse effect on the Company's financial condition and results of operations.

         Impact of Economic Conditions on Industry Results

         The Company's business is sensitive to customers' spending patterns, which in turn are subject to prevailing economic conditions. There can be no assurance that consumer spending will not be affected by economic conditions, thereby impacting the Company's growth, net sales and profitability. A decline in economic conditions in one or more of the markets in which the Company's stores are concentrated, mainly

California and the Northeast, could have an adverse effect on the Company's financial condition and results of operations.

         Dependence on Key Personnel

         The Company's success depends to a significant extent upon the performance of its senior management team, particularly Robert N. Friedman, President and Chief Executive Officer, and Robert Glass, Chief Operating Officer, Chief Financial Officer and Secretary, who entered into employment agreements on January 1, 2001. The loss of services of any of the Company's executive officers could have a material adverse impact on the Company. The Company's success will depend on its ability to motivate and retain its key employees and to attract and retain qualified personnel in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements under the captions "Business", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Form 10-K, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives; development and operating costs; advertising and promotional efforts; brand awareness; the existence or absence of adverse publicity; availability and terms of trade credit and other financing; availability, locations and terms of sites for store development; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; changes in, or the failure to comply with, government regulations and construction costs.

ITEM 2.  PROPERTIES

         As of April 30, 2002, the Company operated 44 stores in 17 states. The Company does not own any of its stores and has no manufacturing facilities.

         Indicated below is a listing of the regions in which the Company operates its stores:

                                                              PERCENT OF
                                               NUMBER OF   FISCAL YEAR 2001
                    REGION                      STORES           SALES
                    ----------------------------------------------------------
                    California ...........        12              31.4%
                    New York  ............         7              23.5
                    New Jersey ...........         5              10.7
                    Other Mid-Atlantic ...         4               9.2
                    Florida ..............         4               8.2
                    Midwest ..............         3               4.7
                    Texas ................         3               3.9
                    Other West ...........         3               3.0
                    Other Southeast ......         2               3.0
                    New England ..........         1               2.4
                                                 -----           -------
                                                  44             100.0%
                                                 =====           ======

         In the fourth quarter of fiscal year 2001, the Company made the decision to close, in 2002, its existing store in Denver, CO and open a new store at a different location in Denver, CO.

         The Company follows the general industry practice of leasing all of its stores. The Company's stores range in size from 9,000 to 60,000 square feet with an average size of 23,000 square feet. The stores are held under leases expiring from 2002 to 2021, excluding option periods. The leases for the Company's stores typically provide for a 15- to 20-year term with three five-year renewals that are automatic unless the Company elects to terminate the lease. The rental rate is typically a fixed amount rather than a contingent payment based on a store's gross sales. The leases typically contain tax escalation clauses and require the Company to pay insurance, utilities, repair and maintenance expenses.

         The following table summarizes lease expirations and any renewal options:

                                               Number of
Fiscal                  Number of Leases      Leases with       Range in Years
Years                       Expiring        Renewal Options    Of Option Periods
-------------------    -----------------    ----------------   -----------------

2002                           5                   5                   5
2003                           3                   2                   5
2004                           6                   5                   5
2005                           5                   3                   5
2006                           2                   2                   5
2007 and thereafter           23                  17                5-10

         The Company leases a 272,000 square foot distribution center located in Rutherford, NJ, which has served as its only distribution center since December 2000. The lease has been renewed for the period February 1, 2002 through December 31, 2006 and provides for annual rental payments of $1,468,800 during that period. There is one additional five-year renewal option under the lease.

         The Company leases the land for its 153,000 square foot facility located in the Bronx, New York, which serves as its corporate headquarters. The ground lease with respect to the land on which the facility is situated provides for aggregate annual base rental payments of $49,306. The lease expires in 2010, but is renewable at certain increased rates until 2050. This facility contains approximately 40,000 square feet of office space and approximately 113,000 square feet of warehouse space. The Company plans to sell or lease the warehouse space located at the Bronx facility, while retaining the current office space for its corporate offices. On January 11, 2002, the Company entered into a purchase option agreement to sell its building for $5,400,000.

ITEM 3. LEGAL PROCEEDINGS

         The Company may be a party to various legal proceedings, many of which involve claims for coverage encountered in the ordinary course of business. Based on information presently available, the final outcome of all such proceedings should not have a material adverse effect upon the Company's results of operations or financial condition.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

            The Company held its Annual Meeting of Stockholders on September 21, 2001. The following actions were taken at the Annual Meeting:

PROPOSAL 1
----------

         The individuals in the table below were elected directors of the Company with the votes indicated,

                                                FOR                WITHHELD
                                                ---                --------

William J. Fox                            2,621,589                   13,423
Joseph Nusim                              2,621,589                   13,423
Robert N. Friedman                        2,620,200                   14,808
Robert Glass                              2,620,200                   14,808
Carol Gigli-Greer                         2,621,589                   13,423
Cory Lipoff                               2,621,589                   13,423
Erwin A. Marks                            2,621,589                   13,423

PROPOSAL 2
----------

         An amendment of the Company's amended and restated Certificate of Incorporation to authorize a class of Preferred Stock. Approval required a majority of the common shares outstanding; the proposal was not approved.

For                               861,534
Against                           251,224
Abstain                             7,355
Broker non-votes                1,514,895

PROPOSAL 3
----------

         Adoption of the Company's 2001 Stock Option Plan. This proposal required a majority of the votes cast in person or by proxy; the proposal was approved.

For                          1,045,767
Against                         60,666
Abstain                         13,680
Broker non-votes             1,514,895

PROPOSAL 4
----------

         Ratification of the appointment of Ernst & Young LLP as independent accountants. This proposal required a majority of the votes cast in person or by proxy; the proposal was approved.

For                           2,622,640
Against                           5,944
Abstain                           6,424
Broker non-votes                      -

PART II.

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The Company's common stock began trading on the NASDAQ OTCBB on March 21, 2001 under the symbol LHMS. The following table sets forth the high and low bid prices for the Company's common stock since it began trading on NASDAQ OTCBB.

            Fiscal Quarter Ended                     High                 Low

            May 5, 2001                         $    7.50            $    3.75
            August 4, 2001                          12.80                 3.77
            November 3, 2001                        12.75                 5.80
            February 2, 2002                        11.80                 5.90

         As of April 23, 2002, there were 399 shareholders of record of the Company's common stock.

         The Company did not pay any dividends on its common stock in fiscal years 2001 or 2000. The Company does not have any present intention to pay any dividends in 2002.

         In October 2000, April 2001 and February 2002, the Company distributed 3,333,333 shares of Common Stock and 11% Senior Notes Due 2005 in the aggregate amount of $25,000,000 to its creditors pursuant to its Second Amended Plan of Reorganization. No sales commissions were paid in connection with the transaction. The shares were issued in reliance upon the exemption from registration afforded by Section 3(a)(10) of the Securities Act of 1933, as amended.

ITEM 6.  SELECTED FINANCIAL DATA

(In thousands except per share data)      2001                2000              1999             1998               1997
------------------------------------      ----                ----              ----             ----               ----
Net sales                               $ 322,524         $ 338,165         $ 374,657         $ 420,556         $ 438,892
Net income (loss)                           7,093            31,450           (33,468)           (5,148)          (15,672)
Net income (loss) per common share           2.13              0.78             (3.69)            (0.57)            (1.75)
Total assets                              129,232           119,774           147,073           188,693           189,226
Long-term obligations                      26,528            25,000                --           139,403           131,360
Cash dividends declared per common share       --                --                --                --                --

         Fiscal year 2000 above represents the combined results of Loehmann's, Inc from January 30, 2000 to October 9, 2000 and Loehmann's Holdings, Inc. from October 10, 2000 to February 3, 2001. See Item 1 and Item 7 for information that materially affects the comparability of the data in the above table.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

         The discussion below compares the results of operations for the 2001 fiscal year to the 2000 fiscal year and the 2000 fiscal year to the 1999 fiscal year. For purposes of providing a comparable period for fiscal 2000, the results of Loehmann's, Inc., the Predecessor Company, from January 30, 2000 to October 9, 2000 have been combined with the results of Loehmann's Holdings, Inc., the Successor Company, from October

10, 2000 to February 3, 2001 to form the 2000 fiscal year results. These periods are summarized in the following table:

                                                           2001            2000            1999
                                                          FISCAL          Fiscal          Fiscal
     (In thousands)                                        YEAR            Year            Year
                                                         ---------      ---------       ---------
     Net sales                                           $ 322,524      $ 338,165       $ 374,657
     Cost of sales                                         202,923        218,204         257,318
                                                         ---------      ---------       ---------
     Gross margin                                          119,601        119,961         117,339

     Revenue from leased departments                         1,574          1,749           1,895
                                                         ---------      ---------       ---------
     Operating profit                                      121,175        121,710         119,234

     Selling, general and administrative expenses           99,864        100,459         114,886
     Depreciation and amortization                           9,800         10,027          12,019
     Charge for store closing                                  500             --              --
                                                         ---------      ---------       ---------
     Operating income                                       11,011         11,224          (7,671)


     Interest expense, net                                   3,918          2,104           5,804
                                                         ---------      ---------       ---------
     Income before reorganization items,
        fresh start adjustments, income taxes and
        extraordinary item                                      --          9,120         (13,475)
     Reorganization items                                       --        (20,626)        (19,881)
     Fresh start adjustments                                    --        (21,382)             --
                                                         ---------      ---------       ---------
     Net income (loss) before income taxes and
        extraordinary item                                   7,093        (32,888)        (33,356)
     Provision for income taxes                                 --          1,712             112
                                                         ---------      ---------       ---------
     Net income (loss) before extraordinary item             7,093        (34,600)        (33,468)
     Extraordinary item - gain on discharge of debt             --         66,050              --
                                                         ---------      ---------       ---------
     Net income applicable to common stock               $   7,093      $  31,450       $ (33,468)
                                                         =========      =========       =========

FISCAL YEAR 2001 COMPARED TO FISCAL YEAR 2000

         Comparable store sales (stores that were in operation for both periods) decreased by 1.7% during fiscal year 2001 as compared to fiscal year 2000. Net sales for fiscal year 2001 (a fifty-two week year) were $322.5 million as compared to $338.2 million for fiscal year 2000 (a fifty-three week year), a decrease of approximately $15.7 million. The decrease is attributable to (i) one less week in fiscal year 2001 compared to fiscal year 2000, sales for the extra week being $4.0 million, (ii) the sales in fiscal year 2000 from eleven stores closed in March 2000, which were $6.2 million and (iii) the comparable store sales decrease of $5.5 million.

         Gross margin percent increased to 37.1% from 35.5% in the prior year, an increase of 160 basis points. The increase in gross margin percentage was due primarily to an increase in the initial markup of merchandise as a result of a change in the merchandise mix and improved shrinkage results partially offset by increased markdowns for promotional activity necessary in the fourth quarter due to the general weakness in the retail economy. Gross margin for fiscal year 2001 was $119.6 million as compared $120.0 million for fiscal year 2000.

         Selling, general and administrative expenses for fiscal year 2001 were $99.9 million as compared to $100.5 million during fiscal year 2000, a decrease of approximately $0.6 million. Eliminating the eleven closed stores from fiscal year 2000, selling, general and administrative expenses were $98.1 million in fiscal year 2000 resulting in an increase of $1.8 million on a 44-store basis. The increase in selling, general and administrative expenses was primarily related to i) an increase in advertising expense of $0.8 million and ii) an increase in occupancy costs of $1.0 million.

         Depreciation and amortization for fiscal year 2001 was $9.8 million as compared to $10.0 million for fiscal year 2000.

         Included in fiscal year 2001 operating results is a charge of $500,000 for occupancy costs and the write-off of fixed assets in connection with the closing of the current Denver, CO store, which is expected to close in 2002 and be replaced by a new store.

         As a result of the items explained above, operating income, as a percentage of sales, increased to 3.4%, or $11.0 million, in fiscal year 2001 as compared to 3.3%, or $11.2 million in fiscal year 2000.

         Net interest expense for fiscal year 2001 was $3.9 million as compared to $2.1 million for fiscal year 2000, an increase of $1.8 million. The increase was due to interest on the Company's 11% senior notes which for fiscal year 2001 was $2.9 million compared to $0.9 million in fiscal year 2000. The interest on the senior notes in fiscal year 2000 of $0.9 million was for a short period from October 10, 2000 through February 3, 2001, while the interest of $2.9 million in fiscal year 2001 was for the entire fiscal year.

         The Company had no provision for income taxes after recognition of a deferred tax asset of $2.4 million related to the Company's net operating loss carryforward of $16.0 million (see Note 4 of the Notes to Financial Statements). Net income for the year was $7.1 million, or $2.13 per basic share and $2.08 per diluted share. Excluding the adjustment for the deferred tax asset, net income assuming a 39% tax rate would have been $4.3 million or $1.27 per diluted share. Net income in the prior year was $31.8 million which included two non-recurring items, a gain on the discharge of debt in the bankruptcy of $66.1 million as well as reorganization expenses of $42.0 million.

FISCAL YEAR 2000 COMPARED TO FISCAL YEAR 1999

         Comparable store sales (stores that were in operation for both periods) increased by 1.3% during fiscal year 2000 as compared to fiscal year 1999. As part of the Company's restructuring activities, eleven stores were closed in fiscal year 2000 and fourteen stores were closed in fiscal year 1999. Net sales for fiscal year 2000 were $338.2 million as compared to $374.7 million for fiscal year 1999, a decrease of approximately $36.5 million, or 9.7%. The decrease in reported net sales for fiscal year 2000 is the result of the stores closed during the year partially offset by the improved performance at the remaining stores. The closed stores had sales of $6.2 million in 2000 and $50.5 million in 1999.

         Gross margin for fiscal year 2000 was $120.0 million as compared $117.3 million for fiscal year 1999. Gross margin percent increased to 35.5% from 31.3% in the prior year. Gross margin for fiscal year 1999 included an inventory liquidation charge of $6.1 million at the closed stores. Excluding that charge, gross margin percentage from ongoing operations for fiscal year 1999 was 33.0%. The increase in gross margin percentage from ongoing operations from 33.0% to 35.5% was due primarily to an increase in the initial markup of merchandise as a result of a change in the merchandise mix.

         Selling, general and administrative expenses for fiscal year 2000 were $100.5 million as compared to $114.9 million during fiscal year 1999, a decrease of approximately $14.4 million, or 12.4%. As a percentage of net sales, selling, general and administrative expense decreased to 29.7% in fiscal year 2000 from 30.7% in the prior year. The dollar decrease in selling, general and administrative expenses was primarily related to the closing of eleven non-performing stores in March 2000 as well as reductions in corporate overhead.

         Depreciation and amortization for fiscal year 2000 was $10.0 million as compared to $12.0 million for fiscal year 1999. The decrease of $2.0 million in depreciation and amortization is due primarily to the closing of the eleven non-performing stores and also to certain fixed assets becoming fully depreciated in 2000.

         As a result of the items explained above, operating income increased by $18.9 million to $11.2 million, or 3.3% of sales, in fiscal year 2000 as compared to an operating loss of $(7.7) million, or (2.0)% of sales, in fiscal year 1999.

         Net interest expense for fiscal year 2000 was $2.1 million as compared to $5.8 million for fiscal year 1999, a decrease of $3.7 million. Interest related to the borrowings under bank credit facilities was $1.2 million, compared with $1.9 million for the comparable period in the prior year due to decreased borrowings. In fiscal year 1999, interest expense included $3.3 million for the old 11 7/8% senior notes. No interest has been accrued or paid on the old 11 7/8% senior notes since the Petition Date.

QUARTERLY RESULTS AND SEASONALITY

         While the Company's net sales do not show significant seasonal variation, the Company's operating income has traditionally been significantly higher in its first and third fiscal quarters. The Company believes that its merchandise is purchased primarily by women who are buying for their own wardrobes rather than as gifts. As a result, the Company does not experience increases in net sales during the Christmas shopping season. Results of operations during the second and fourth quarters are traditionally impacted by end of season clearance events.

         The following table sets forth certain unaudited operating data for the Company's eight fiscal quarters ended February 2, 2002. The fourth quarter of fiscal year 2000 combines the results of Loehmann's, Inc., the Predecessor Company, and Loehmann's Holdings, Inc., the Successor Company. The unaudited quarterly information includes all normal recurring adjustments which management considers necessary for a fair presentation of the information shown.

                                                     Fiscal 2000                                  FISCAL 2001
                                                     -----------                                  -----------
                                         First      Second       Third     Fourth      FIRST     SECOND      THIRD     FOURTH
                                        Quarter     Quarter     Quarter    Quarter    QUARTER    QUARTER    QUARTER    QUARTER
(Unaudited)                                                       (In thousands, except per share data)
STATEMENT OF OPERATIONS DATA

Net sales                             $ 89,817    $ 73,148    $ 88,560   $ 86,640   $ 87,792   $ 66,859    $ 83,647   $ 84,226
Gross margin                            29,173      26,040      33,876     30,872     32,720     24,208      33,340     29,333
Revenue from leased departments            383         330         359        677        342        399         333        500
                                      --------    --------    --------   --------   --------   --------    --------   --------
Operating profit                        29,556      26,370      34,235     31,549     33,062     24,607      33,673     29,833
Selling, general and
   administrative expenses              27,180      22,790      24,425     26,064     25,998     22,940      25,615     25,311
Depreciation and

   amortization                          2,673       2,575       2,291      2,488      2,474      2,462       2,389      2,475
Charge for closed store                     --          --          --         --         --         --          --        500
                                      --------    --------    --------   --------   --------   --------    --------   --------
Operating income (loss)                   (297)      1,005       7,519      2,997      4,590       (795)      5,669      1,547
Interest expense                           423         244         476        961        974      1,039       1,026        879
                                      --------    --------    --------   --------   --------   --------    --------   --------
Income (loss) before reorganization
   costs, income taxes and
   extraordinary item                     (720)        761       7,043      2,036      3,616     (1,834)      4,643        668
Reorganization costs                     8,812       1,730      31,466         --         --         --          --         --
Provision for income taxes                  50          61          18      1,583      1,072       (374)      1,813     (2,511)
Extraordinary item - gain on
   discharge of debt                        --          --      66,050         --         --         --          --         --
                                      --------    --------    --------   --------   --------   --------    --------   --------
Net income (loss)                       (9,582)     (1,030)     41,609        453      2,544     (1,460)      2,830      3,179
                                      ========    ========    ========   ========   ========   ========    ========   ========
Earnings per share:
  Basic                                     --          --          --   $   0.14   $   0.76   $  (0.44)   $   0.85   $   0.95
                                                                         ========   ========   ========    ========   ========
  Diluted                                   --          --          --   $   0.14   $   0.76   $  (0.44)   $   0.83   $   0.93
                                                                         ========   ========   ========    ========   ========

LIQUIDITY AND CAPITAL RESOURCES

         The Company has a $75.0 million Credit Facility with Bankers Trust Company (the "Credit Facility"). The facility consists of a revolving line of credit, which at February 2, 2002 was $65.2 million and a separate fixed asset sublimit which at February 2, 2002, was $9.8 million. The fixed asset sublimit is reduced by $750,000 on each January 1, April 1, July 1 and October 1 and is also reduced by an amount equal to the interest paid on the Senior Notes, if the interest payment is made in cash. When the fixed asset sublimit is reduced, the revolving line of credit is increased by the same amount. The Credit Facility is secured by substantially all of the Company's assets and expires on September 30, 2005. The availability of the revolving line of credit under the Credit Facility is subject to certain inventory-related borrowing base requirements.

         The indebtedness under the Credit Facility bears interest at variable rates based on LIBOR plus 3.0% or the prime rate plus 2.0% on borrowings less than or equal to the fixed asset sublimit. For borrowings in excess of the fixed asset sublimit, the interest rates are LIBOR plus 2.5% or the prime rate plus 1.5%. There is an unused line fee of 0.50% per annum on the unused portion of the facility.

         The Credit Facility contains certain customary covenants, including limitations on indebtedness, liens and restricted payments. In addition, the Company is required to satisfy, among other things, certain financial performance criteria including minimum EBITDA requirements, fixed charge coverage and inventory turn ratios and maximum capital expenditure costs. The Company is in compliance with all of its loan covenants.

         During fiscal year 2001, cash flow provided by operations was $23.5 million. Changes in current operating assets and liabilities were favorably impacted by an increase in accounts payable of $7.3 million which reflects the Company's return to normal payment terms with its suppliers in fiscal year 2001 from the accelerated terms in effect at the end of fiscal year 2000.

         Cash flows used in investing activities were $4.6 million for fiscal year 2001, all for capital expenditures. Capital expenditures for fiscal year 2001 include $3.5 million for the stores, $0.6 million for warehouse improvements and $0.5 million for computer software and hardware.

         Cash used in financing activities was $6.6 million for fiscal year 2001, representing a repayment of the borrowings on the Company's Credit Facility. At the end of fiscal year 2001, the Company had $12.3 million of cash and cash equivalents. In addition to the cash and cash equivalents of $12.3 million, the Company had unused cash availability under the Credit Facility of $34.0 million at the end of the fiscal year. The Company believes that cash generated from operations and funds available under the Credit Facility will be sufficient to satisfy its cash requirements through the remainder of the fiscal year.

CRITICAL ACCOUNTING POLICIES

         Inventory

         Merchandise inventory is valued at the lower of cost or market as determined by the retail inventory method, which the Company believes approximates fair value. However, certain warehoused inventory that is not immediately available for sale is valued on a specific cost basis. The merchandise inventory valued on a specific cost basis at February 2, 2002 and February 3, 2001 was $12.3 million and $12.7 million, respectively.

         The Company uses a cyclical permanent markdown policy to reduce prices automatically as goods age. The resulting gross margin reduction is recognized in the period the markdown is recorded.

         Shrinkage is estimated as a percentage of sales for the period from the last inventory date, January 13, 2002, to the end of the fiscal year. Such estimates are based on experience and the most recent physical inventory results. Physical inventories are taken twice annually and inventory records are adjusted accordingly.

         Revenue Recognition and Leased Sales

         The Company recognizes revenue when goods are sold, at retail, to customers in their stores. The Company adopted SAB 101 in fiscal year 2000 and sales from leased departments are not reflected in the net sales reported on the Company's statements of operations. Fragrances and furs are leased departments. Gross margin from fragrance and fur sales are shown as revenue from leased departments on the Company's statements of operations.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The Company's outstanding long-term debt as of February 2, 2002 bears interest at a fixed rate of 11%; therefore, the Company's results of operations would only be affected by interest rate changes to the extent that fluctuating rate loans are outstanding under the Company's revolving credit facility.

         A hypothetical 100 basis point increase in interest rates relating to the Company's revolving credit facility for fiscal year 2001 and fiscal year 2000 would have decreased pre-tax income by $136,000 and $110,000, respectively.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The financial statements are included at the end of this Annual Report on Form 10-K at the pages indicated below:

Report of Independent Auditors......................................................................F-2

Consolidated Balance Sheets at February 2, 2002 and February 3, 2001................................F-3

Consolidated Statements of Operations for the fiscal year ended February 2,
2002; the period October 10, 2000 through February 3, 2001; the period January
30, 2000 through October 9, 2000; and the fiscal year ended January 29,
2000................................................................................................F-4

Consolidated Statement of Changes in Common Stockholders' Equity (Deficit) for
the fiscal year ended February 2, 2002; the period October 10, 2000 through
February 3, 2001; the period January 30, 2000 through October 9, 2000; and the fiscal year ended January 29, 2000 .................................................................F-5

Consolidated Statements of Cash Flows for the fiscal year ended February 2,
2002; the period October 10, 2000 through February 3, 2001; the period January
30, 2000 through October 9, 2000; and the fiscal year ended January 29, 2000........................F-6

Notes to Financial Statements.......................................................................F-7

Schedule II - Valuation and Qualifying Accounts....................................................F-17

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

PART III.

ITEM 10  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         The Company incorporates by reference herein the sections entitled "Election of Directors" and "Management" in the Company's Proxy Statement to be mailed to stockholders in connection with the Company's 2002 annual meeting.

ITEM 11.          EXECUTIVE COMPENSATION

         The Company incorporates by reference herein the section entitled "Management" in the Company's Proxy Statement to be mailed to stockholders in connection with the Company's 2002 annual meeting.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The Company incorporates by reference herein the section entitled "Security Ownership of Certain Beneficial Owners and Management" in the Company's Proxy Statement to be mailed to stockholders in connection with the Company's 2002 annual meeting.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The Company incorporates by reference herein the sections entitled "Certain Relationships and Related Transactions" and "Management" in the Company's Proxy Statement to be mailed to stockholders in connection with the Company's 2002 annual meeting.

PART IV.

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

(a)      Documents filed as part of the report.

         (1)      List of Financial Statements

                  Report of Independent Auditors
                  Consolidated Balance Sheets
                  Consolidated Statements of Operations

                  Consolidated Statements of Changes in Common Stockholders'
                     Equity (Deficit)
                  Consolidated Statements of Cash Flows
                  Notes to Financial Statements

         (2)      List of Financial Statement Schedules

                  Schedule II, Valuation and Qualifying Accounts

                  Other schedules are omitted because they are either not applicable or the required information is shown in the financial statements or notes thereto.

         (3)      List of Exhibits

                  2.1 Second Amended Plan of Reorganization of Loehmann's, Inc. filed as Exhibit 2.1 to the Loehmann's, Inc. Quarterly Report on Form 10-Q for the quarter ended July 29, 2000 (Commission File No. 0-28410) and incorporated herein by reference.

                  3.1 Amended and Restated Certificate of Incorporation of Loehmann's Holdings, Inc. filed as Exhibit 99.T3A to Form-T3 (Commission File No. 0-28410) and incorporated herein by reference.

                  3.2 Amended and Restated By-Laws of Loehmann's Holdings, Inc. filed as Exhibit 99.T3B to Form T3 (Commission File No. 0-28410) and incorporated herein by reference.

                  4.1 Credit Agreement, dated as of September 29, 2000, among Loehmann's Operating Co., as Borrower, the Lenders, and Bankers Trust Company, as Agent filed as Exhibit 10.1 to Form 8-K dated October 17, 2000 (Commission File No. 0-28410) and incorporated herein by reference.

                  4.2 Senior Note Indenture between the Company and United States Trust Company of New York filed as Exhibit T3C to Form T3 (Commission File No. 0-28410) and incorporated herein by reference.

                  4.3 Amended Senior Note Indenture between the Company and The Bank of New York, successor trustee to the United States Trust Company of New York.*

                  10.1 Lease Agreement, dated October 6, 1998, by and between Maurice M. Weill, Trustee for Rutherford Property and Loehmann's, Inc. filed as Exhibit 10.6 to the Loehmann's, Inc. Annual Report on Form 10-K for the year ended January 29, 2000 (Commission File No. 0-28410) and incorporated herein by reference.

                  10.2 Employment Agreement between Loehmann's Holdings, Inc. and Robert N. Friedman, dated as of January 1, 2001, filed as Exhibit 10.2 to the Loehmann's, Inc. Annual Report on Form 10-K for the year ended February 3, 2001 (Commission File No. 0-28410) and incorporated herein by reference.+

                  10.3 Employment Agreement between Loehmann's Holdings, Inc. and Robert Glass, dated as of January 1, 2001, filed as
                        Exhibit 10.3 to the Loehmann's, Inc. Annual Report on Form 10-K for the year ended February 3, 2001 (Commission File No. 0-28410) and incorporated herein by reference.+

                  10.4 2000 Director Stock Option Plan dated January 10, 2001, filed as Exhibit 10.4 to the Loehmann's, Inc. Annual Report on Form 10-K for the year ended February 3, 2001 (Commission File No. 0-28410) and incorporated herein by reference.+

                  10.5 2001 Stock Option Plan dated September 21, 2001, filed as Appendix C to the Company's 2001 Proxy Statement on Form DEFA14A (Commission File No. 0-28410) and incorporated herein by reference.+

                  10.6 2000 Equity Incentive Plan dated September 10, 2000, filed as Exhibit 4.1 to the Company's Registration Statement on Form S-8 (Commission File No. 333-85664) and incorporated herein by reference.+

                  21    List of Subsidiaries.*

                  23    Consent of Independent Auditors.*

------------------

*  Filed herewith

+ Management contract or compensation plan or arrangement required to be noted as provided in Item 14(a) of the Form 10-K rules.

(b)      Reports on Form 8-K

         None filed in the fourth quarter.

                                   SIGNATURES


         Pursuant to the requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Annual Report on Form 10-K to be signed on its behalf by the undersigned thereunto duly authorized.

                                              LOEHMANN'S HOLDINGS, INC.

Dated: April 30, 2002                         By: /s/Robert Glass
                                              -------------------
                                              Robert Glass, Chief Operating
                                              Officer, Chief Financial Officer
                                              Secretary and Director


                 Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                                 Title                              Date

         /s/ Robert N. Friedman
         -------------------------
         Robert N. Friedman                Chief Executive Officer and Director     April 30, 2002


         /s/ Robert Glass
         -------------------------
         Robert Glass                      Chief Operating Officer, Chief
                                           Financial Officer and Director           April 30, 2002


         /s/ William J. Fox
         ---------------------------
         William J. Fox                    Co-Chairman and Director                 April 30, 2002


         /s/ Joseph Nusim
         -------------------------
         Joseph Nusim                      Co-Chairman and Director                 April 30, 2002


         /s/ Carol Gigli Greer
         -------------------------
         Carol Gigli Greer                 Director                                 April 30, 2002


         /s/ Cory Lipoff
         -------------------------
         Cory Lipoff                       Director                                 April 30, 2002


         /s/ Erwin A. Marks
         -------------------------
         Erwin A. Marks                    Director                                 April 30, 2002


                          Index to Financial Statements

                            Loehmann's Holdings, Inc.

                                    Contents


Report of Independent Auditors......................................................................F-2

Consolidated Balance Sheets at February 2, 2002 and February 3, 2001................................F-3

Consolidated Statements of Operations for the fiscal year ended February 2,
2002; the period October 10, 2000 through February 3, 2001; the period January
30, 2000 through October 9, 2000; and the fiscal year ended January 29, 2000........................F-4

Consolidated Statement of Changes in Common Stockholders' Equity (Deficit) for
the fiscal year ended February 2, 2002; the period October 10, 2000 through
February 3, 2001; the period January 30, 2000 through October 9, 2000; and the fiscal year ended January 29, 2000 .................................................................F-5

Consolidated Statements of Cash Flows for the fiscal year ended February 2,
2002; the period October 10, 2000 through February 3, 2001; the period January
30, 2000 through October 9, 2000; and the fiscal year ended January 29,
2000................................................................................................F-6

Notes to Financial Statements.......................................................................F-7

Schedule II - Valuation and Qualifying Accounts....................................................F-17

                         Report of Independent Auditors

The Board of Directors and Stockholders
of Loehmann's Holdings, Inc.

         We have audited the accompanying consolidated balance sheets of Loehmann's Holdings, Inc. as of February 2, 2002 and February 3, 2001 and the related consolidated statements of operations, cash flows and changes in stockholder's equity (deficit) for the year ended February 2, 2002 and the period from October 10, 2000 to February 3, 2001 (the Successor Company), the period from January 30, 2000 to October 9, 2000 and the year ended January 29, 2000 of Loehmann's Inc. (the Predecessor Company). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Loehmann's Holdings, Inc. as of February 2, 2002 and February 3, 2001, and the consolidated results of their operations and their cash flows for the year ended February 2, 2002 and period from October 10, 2000 to February 3, 2001, and of Loehmann's Inc. for the period from January 30, 2000 to October 9, 2000, and the year ended January 29, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
New York, New York

March 12, 2002

                            Loehmann's Holdings, Inc.

                           Consolidated Balance Sheets

                                 (In thousands)


                                                                        FEBRUARY           February
                                                                         2, 2002           3, 2001
                                                                      --------------   -----------------
ASSETS
Current assets:

   Cash and cash equivalents                                            $   13,882       $    1,587
   Accounts receivable and other assets                                      4,785            3,346
   Merchandise inventory                                                    43,972           45,731
                                                                      --------------   -----------------
Total current assets                                                        62,639           50,664

Property, equipment and leaseholds, net                                     43,362           48,142
Deferred debt issuance costs and other assets, net                           1,493            1,490
Deferred tax asset                                                           2,357                -
Reorganization value in excess of identifiable assets, net                  19,381           19,478
                                                                      --------------   -----------------
Total assets                                                           $   129,232     $    119,774
                                                                      ==============   =================

LIABILITIES AND COMMON STOCKHOLDERS' EQUITY Current liabilities:

   Accounts payable                                                   $     19,427     $     12,120
   Accrued expenses                                                         16,378           16,397
   Accrued interest                                                            840              931
   Income taxes payable                                                        888            1,671
   Revolving line of credit                                                      -            6,568
                                                                      --------------   -----------------
Total current liabilities                                                   37,533           37,687

 11% Senior notes due 12/31/2005                                            26,528           25,000

Other noncurrent liabilities                                                 5,483            4,492

Common stockholders' equity:
   Common stock, $0.01 par value, 5,500,000 shares authorized and
     3,332,178 issued and outstanding                                           33               33
   Additional paid-in capital                                               49,967           49,967
   Retained earnings                                                         9,688            2,595
                                                                      --------------   -----------------
Total common stockholders' equity                                           59,688           52,595
                                                                      --------------   -----------------
Total liabilities and common stockholders' equity                     $    129,232     $    119,774
                                                                      ==============   =================

The accompanying notes are an integral part of these financial statements.

                            Loehmann's Holdings, Inc.

                      Consolidated Statements of Operations

                      (In thousands, except per share data)

                                                                         SUCCESSOR                               Predecessor
                                                                          COMPANY                                  Company

                                                         ------------------------------------------    -----------------------------
                                                             FISCAL YEAR            Period From         Period From
                                                                ENDED            October 10, 2000       January 30,      Fiscal year
                                                             FEBRUARY 2,          to February 3,      2000 to October  ended January
                                                                 2002                  2001               9, 2000         29, 2000
                                                         ---------------------   ------------------   ------------------------------
Net sales                                                  $       322,524         $       105,959     $      232,206   $   374,657
Cost of sales                                                      202,923                  67,368            150,836       257,318
                                                         ---------------------   ------------------    -----------------------------
Gross margin                                                       119,601                  38,591             81,370       117,339

Revenue from leased departments                                      1,574                     758                991         1,895
                                                         ---------------------   ------------------    -----------------------------
Operating profit                                                   121,175                  39,349             82,361       119,234

Selling, general, and administrative expenses                       99,864                  31,035             69,424       114,886
Depreciation and amortization                                        9,800                   2,949              7,078        12,019
Charge for store closing                                               500                       -                  -             -
                                                         ---------------------   ------------------    -----------------------------
Operating income (loss)                                             11,011                   5,365              5,859        (7,671)

Interest expense, net                                                3,918                   1,186                918         5,804
                                                         ---------------------   ------------------    -----------------------------
Income (loss) before reorganization costs,
   income taxes and extraordinary item                               7,093                   4,179              4,941       (13,475)

Reorganization costs and fresh start adjustments                         -                       -             42,008        19,881
                                                         ---------------------   ------------------    -----------------------------
Net income (loss) before income taxes and extraordinary              7,093                   4,179            (37,067)      (33,356)

Provision for income taxes, net                                          -                   1,584                128           112
                                                         ---------------------   ------------------    -----------------------------
Net income (loss) before extraordinary item                          7,093                   2,595            (37,195)      (33,468)

Extraordinary item - gain on discharge of debt                           -                       -             66,050             -
                                                         ---------------------   ------------------    -----------------------------
Net income (loss) applicable to common stock               $         7,093         $         2,595     $       28,855   $   (33,468)
                                                         =====================   ==================    =============================

Earnings per share:
   Basic                                                   $          2.13         $          0.78
                                                         =====================   ==================
   Diluted                                                 $          2.08         $          0.78
                                                         =====================   ==================

Weighted average common shares and common share equivalents used in earnings per share calculation:

     Basic                                                           3,332                   3,333
                                                         =====================   ==================
     Diluted                                                         3,403                   3,333
                                                         =====================   ==================

The accompanying notes are an integral part of these financial statements.

                            Loehmann's Holdings, Inc.

        Consolidated Statement of Changes in Common Stockholders' Equity

                      (In thousands, except share amounts)

                                          COMMON STOCK             CLASS B COMMON STOCK
                                    -------------------------    -------------------------   ADDITIONAL
                                     NUMBER OF                    NUMBER OF                    PAID-IN       ACCUMULATED
    PREDECESSOR COMPANY                SHARES       AMOUNT          SHARES       AMOUNT        CAPITAL         DEFICIT       TOTALS

Balances as of January 30, 1999       9,052,607    $       90        26,087    $      142    $   81,758    $  (77,372)   $    4,618
Exercise of stock options                 1,360            --            --            --             2            --             2
Net loss for the fiscal year ended
   January 29, 2000                          --            --            --            --            --       (33,468)      (33,468)
                                     ----------    ----------    ----------    ----------    ----------    ----------    ----------
Balances as of January 29, 2000       9,053,967            90        26,087           142        81,760      (110,840)      (28,848)
Fresh start adjustments              (9,053,967)          (90)      (26,087)         (142)      (81,760)       81,985            (7)
Net income for the period ending
   October 9, 2000                           --            --            --            --            --        28,855        28,855
                                     ----------    ----------    ----------    ----------    ----------    ----------    ----------
Balances as of October 9, 2000               --    $       --            --    $       --    $        -    $        -    $        -
                                     ==========    ==========    ==========    ==========    ==========    ==========    ==========



                                                                      COMMON STOCK
                                                                 ---------------------    ADDITIONAL
                                                                  NUMBER OF                PAID-IN
    SUCCESSOR COMPANY                                              SHARES       AMOUNT     CAPITAL      EARNINGS     TOTALS
                                                                 -----------------------------------------------------------
      Balances as of October 10, 2000                                   --   $      --   $      --   $      --   $      --
      Distribution of new common shares                          3,333,333          33      49,967          --      50,000
      Net income for the 117-day period ended February 3, 2001          --          --          --       2,595       2,595
                                                                 -----------------------------------------------------------
      Balances as of February 3, 2001                            3,333,333          33      49,967       2,595      52,595
      Adjustment to new common shares distributed                    1,155          --
                                                                 -----------------------------------------------------------
      Net Income for the fiscal year ended February 2, 2002             --          --          --       7,093       7,093
                                                                 -----------------------------------------------------------
      Balances as of February 2, 2002                            3,332,178   $      33   $  49,967   $   9,688   $  59,688
                                                                 ===========================================================

The accompanying notes are an integral part of these financial statements.

                            Loehmann's Holdings, Inc.

                      Consolidated Statements of Cash Flows

                                 (In thousands)

                                                                      SUCCESSOR                          Predecessor
                                                                       COMPANY                             Company
                                                           =================================    ==============================
                                                                              Period from        Period from
                                                            FISCAL YEAR       October 10,        January 30,    Fiscal Year
                                                               ENDED            2000 to            2000 to         Ended
                                                            FEBRUARY 2,        February           October 9,    January 29,
                                                                2002            3, 2001              2000           2000
                                                           ===============  ================    ==============================
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                          $      7,093   $        2,595      $      28,855      $  (33,468)
Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
     Depreciation and amortization                                9,800            2,949               7,078         12,019
     Non=cash PIK interest on 11% senior notes                    1,528                -                   -              -
     Deferred tax asset                                          (2,357)
     Adjustments to reorganization value                           (694)               -                   -              -
     Charge for store closing                                       500                -                   -              -
     Reorganization items                                             -                -               8,446         10,118
       Gain on discharge of debt in bankruptcy                        -                -             (66,050)             -
       Fresh start adjustments                                        -                -              21,382              -
     Changes in assets and liabilities:
       Accounts receivable and other assets                      (1,439)           1,665              (1,832)         1,495
       Merchandise inventory                                      1,759            9,239              (9,778)        22,931
       Accounts payable                                           7,307           (4,694)             10,229         12,991
       Accrued expenses                                             100           (4,253)              1,560         10,324
       Accrued income taxes                                        (783)           1,671                   -
       Accrued interest                                             (91)             931                   -          3,041
                                                           ===============  ================    ==============================
 Net change in current assets and liabilities                     6,853            4,559                 179         50,782
 Net change in other noncurrent assets and liabilities              749              433                (111)            11
                                                           ===============  ================    ==============================
Total adjustments                                                16,379            7,941             (29,076)        72,930
                                                           ===============  ================    ==============================
Net cash provided by (used in) operations                        23,472           10,536                (221)        39,462

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures                                             (4,609)          (2,731)             (2,956)        (4,454)
                                                           ===============  ================    ==============================
Net cash used in investing activities                            (4,609)          (2,731)             (2,956)        (4,454)
                                                           ===============  ================    ==============================

CASH FLOWS FROM FINANCING ACTIVITIES:

(Payments) borrowings on DIP credit agreement                         -                -              (9,120)         9,120
(Payments) borrowings on revolving credit facility, net          (6,568)          (9,177)             15,745        (41,880)
Repayments on revenue bonds and notes                                 -                -                   -         (2,250)
Other financing activities, net                                       -              (75)             (1,643)           (94)
                                                           ---------------  ----------------    ------------------------------
Net cash (used in) provided by financing activities              (6,568)          (9,252)              4,982        (35,104)
                                                           ---------------  ----------------    ------------------------------

Net increase (decrease) in cash and cash equivalents             12,295           (1,447)              1,805            (96)
Cash and cash equivalents at beginning of period                  1,587            3,034               1,229          1,325
                                                           ---------------  ----------------    ------------------------------
Cash and cash equivalents at end of period                   $   13,882       $    1,587        $      3,034      $   1,229
                                                           ===============  ================    ==============================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash interest paid during the period                         $    2,414       $      305        $        975      $   2,547
                                                           ===============  ================    =============================

Cash paid (refunded) for income taxes during the period      $    3,415       $      (87)       $        128      $     112
                                                           ===============  ================    =============================

The accompanying notes are an integral part of these financial statements.

                            Loehmann's Holdings, Inc.

                          Notes to Financial Statements

1.   ORGANIZATION

         Loehmann's Holdings, Inc. ("Loehmann's" or the "Company"), a Delaware corporation, was formed pursuant to the Company's emergence from bankruptcy on October 10, 2000. Loehmann's Holdings, Inc. is the parent company of Loehmann's, Inc. and owns 100% of its common stock. In addition to the formation of Loehmann's Holdings, Inc., two new wholly owned subsidiaries of Loehmann's, Inc. were formed and all of the Company's assets were transferred to these subsidiaries, Loehmann's Operating Co. and Loehmann's Real Estate Holdings, Inc. Loehmann's is a leading upscale off-price specialty retailer of well known designer and brand name women's fashion apparel, men's furnishing, accessories and shoes.

2.  CHAPTER 11 PROCEEDINGS AND BASIS OF PRESENTATION

         On May 18, 1999 (the "Petition Date") Loehmann's, Inc. filed a petition for relief under chapter 11 of the Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

         On July 28, 2000 Loehmann's, Inc. filed a Second Amended Plan of Reorganization (the "Second POR") with the Bankruptcy Court. The Second POR was subsequently accepted by the required percentages of those creditors entitled to vote on the plan. A plan confirmation hearing was held on September 6, 2000 and the Second POR, as further modified on that date (the "Amended POR"), was confirmed by the Bankruptcy Court. On October 10, 2000, Loehmann's Operating Co. entered into a secured credit facility with Bankers Trust Company (the "Credit Facility"). Concurrently, Loehmann's Holdings, Inc., entered into an indenture (the "Senior Notes Indenture") for 11% Senior Notes due 2005 (the "New Senior Notes"). As a result of the consummation of these agreements, all conditions precedent to the effectiveness of the Amended POR were met and the Amended POR become effective on October 10, 2000 (the "Effective Date"), thereby allowing the Company to formally emerge from bankruptcy. From the Petition Date until the Effective Date, Loehmann's, Inc. operated as a debtor-in-possession under the Bankruptcy Code.

         Under the Amended POR, Loehmann's Holdings, Inc. was formed and distributed 3,332,178 shares of common stock, par value $0.01 per share (the "New Common Stock"), and $25,000,000 of New Senior Notes to the general unsecured creditors of Loehmann's, Inc. Distributions to the general unsecured creditors of Loehmann's, Inc. were made in New Common Stock or in a combination of New Common Stock and New Senior Notes depending on the elections made by the holders of general unsecured claims. Under the Amended POR, no stockholders and option holders of Loehmann's, Inc. common stock received any distribution.

         The following table describes the periods presented in the financial statements, related notes to the financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations:

                            Loehmann's Holdings, Inc.

                          Notes to Financial Statements



Period                                                        Referred to as
------                                                        --------------

Results for the Predecessor Company From
January 30, 2000 to October 9, 2000                  "Predecessor Company 2000 254-Day Period"

Results for the Successor Company From

October 10, 2000 to February 3, 2001                 "Successor Company 2000 117-Day Period"

Combined Successor Company 2000 117-Day
Period and Predecessor Company 2000
254-Day Period                                       "Fiscal Year 2000"

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of subsidiaries. Intercompany transactions have been eliminated in the consolidation.

FISCAL YEAR - The Company follows the standard fiscal year of the retail industry, which is a 52 or 53-week period ending on the Saturday closest to January 31. The fiscal year ended February 2, 2002 ("Fiscal Year 2001") had 52 weeks; the fiscal year ended February 3, 2001 ("Fiscal Year 2000") had 53 weeks and the fiscal year ended January 29, 2000 ("Fiscal Year 1999") had 52 weeks.

CASH AND CASH EQUIVALENTS - The Company considers all highly liquid marketable securities purchased with an original maturity of three months or less to be cash and cash equivalents.

MERCHANDISE INVENTORY - Merchandise inventory is valued at the lower of cost or market as determined by the retail inventory method, which the Company believes approximates fair value. However, certain warehoused inventory that is not immediately available for sale is valued on a specific cost basis. The merchandise inventory valued on a specific cost basis at February 2, 2002 and February 3, 2001 was $12.3 million and $12.7 million, respectively.

REVENUE RECOGNITION - The Company recognizes revenue when goods are sold, at retail, to customers in their stores. The Company has adopted SAB 101 in fiscal year 2000 and sales of leased departments are not reflected in the net sales reported on the Company's statements of operations. This reclassification had no effect on the Company's net income or loss for any period.

LEASED DEPARTMENT SALES - Fragrances and furs are leased departments. In accordance with the adoption of SAB 101, gross margin from fragrance and fur sales are shown as revenue from leased departments on the Company's statements of operations.

ADVERTISING EXPENSE - The cost of advertising is expensed as incurred. Advertising costs were $10.8 million, $10.6 million, and $16.3 million during fiscal years 2001, 2000, and 1999, respectively.

                            Loehmann's Holdings, Inc.

                          Notes to Financial Statements


DEPRECIATION AND AMORTIZATION - Building and furniture, fixtures and equipment are depreciated on a straight-line basis over their estimated useful lives. Leasehold interests represent the beneficial value of operating leases as determined by an independent appraisal of the individual leases at the date such leases were acquired by the Company and such amounts are amortized on a straight-line basis over the related lease term. Leasehold improvements are amortized on a straight-line basis over the shorter of the related lease terms or their useful life.

PRE-OPENING COSTS - Expenses incurred in connection with the opening of new stores are expensed in the fiscal quarter in which the store opens. There were no pre-opening costs incurred in fiscal years 2001, 2000 and 1999.

REORGANIZATION VALUE IN EXCESS OF IDENTIFIABLE ASSETS - As part of the Company's emergence from bankruptcy, the Company's reorganization value was established at $75 million. In allocating the reorganization value, the Company's assets were recorded at their assumed fair value with the excess of the reorganization value over the value of identifiable assets reported as reorganization value in excess of identifiable assets. This asset was being amortized over 25 years through fiscal year 2001. The accumulated amortization at February 2, 2002 and February 3, 2001 was $1.0 million and $0.2 million respectively. In Fiscal Year 2002, the asset will no longer be amortized in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets" (See Note 13. Recent Accounting Pronouncements).

DEFERRED DEBT ISSUANCE COSTS - Deferred debt issuance costs are amortized over the terms of the related debt agreement. Deferred debt issuance costs were $1.2 million at both February 2, 2002 and February 3, 2001. Amortization expense for fiscal years 2001, 2000, and 1999 amounted to $0.2 million, $0.5 million and $0.9 million, respectively. Total accumulated amortization was $0.3 million at February 2, 2002 and $0.1 million at February 3, 2001.

INCOME TAXES - Income taxes are provided using the liability method.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NET INCOME PER SHARE OF COMMON STOCK - Basic earnings per share ("EPS") is determined by dividing net income by the weighted average number of shares of Common Stock outstanding during the period. Diluted EPS is determined by dividing net income by the weighted average number of shares of Common Stock and Common Stock equivalents outstanding during the period. The Company's New Common Stock was distributed following the Company's emergence from bankruptcy on October 10, 2000. No EPS calculations are shown for periods prior to the distribution of the new shares.

RECLASSIFICATION - Certain items in Fiscal Year 1999 have been reclassified to present them on a basis consistent with later periods.

4.   INCOME TAXES

         Provision for federal, state and local income taxes consisted of the following:

                                              SUCCESSOR COMPANY                                   Predecessor Company
                        ---------------------------------------------------------------       -----------------------------
                              FEBRUARY 2, 2002                  February 3, 2001                    January 29, 2000
                        -----------------------------      ----------------------------       -----------------------------
                          CURRENT         DEFERRED           Current        Deferred            Current         Deferred
                        -------------   -------------      ------------    ------------       ------------     ------------
Federal                     $1,093         $(1,251)            $1,463           $-                    $-            $-
State and local                364            (206)               121            -                   112             -
                        -------------   -------------      ------------    ------------       ------------     ------------
                            $1,457         $(1,457)            $1,584           $-                  $112            $-
                        =============   =============      ============    ============       ============     ============

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. At February 2, 2002 and February 3, 2001, the Company had deferred tax assets and deferred tax liabilities as follows:

                                                FEBRUARY          February
                                                 2, 2002           3, 2001
                                             ----------------  ----------------
  (In thousands)

  Deferred tax assets:
     Net operating loss carryforwards         $      6,330      $      7,390
     Depreciation and amortization                   1,274               860
     Store closing reserve                             304               452
     Capitalization of inventory expenses              508               613
     Deferred rent                                   1,980             1,570
     Other, net                                        711               953
                                             ----------------  ----------------
  Total deferred tax assets                    $    11,107       $    11,838
                                             ----------------  ----------------

  Deferred tax liabilities                               -                 -

  Net deferred tax assets                      $    11,107       $    11,838
  Less valuation allowance                          (8,750)          (11,838)
                                             ----------------  ----------------
                                              $      2,357        $        -
                                             ================  ================

         Following is a reconciliation of the statutory federal income tax rate and the effective income tax rate application to earnings before income taxes:

                            Loehmann's Holdings, Inc.

                          Notes to Financial Statements


                                                                                            Predecessor
                                                              SUCCESSOR COMPANY               Company
                                                         -----------------------------     -------------
                                                           FEBRUARY       February          January 29,
                                                           2, 2002         3, 2001             2000
                                                         -------------  --------------     -------------
  Statutory tax rate                                         35.0%          35.0%              35.0%
  Decrease in valuation allowance                           (33.2)          (4.7)             (33.9)
  Correction of prior period post-petition tax expense      (12.7)            -                  -
  Goodwill                                                    3.9            8.3               (1.4)
  State taxes                                                 3.3            3.3                  -
  Other, net                                                  3.7           (2.9)                 -
                                                         -------------  --------------     -------------
       Effective tax rate                                     0.0%          39.0%              (0.3)%
                                                         =============  ==============     =============

         In 2001, the Company amended its tax filing to reallocate its pre-petition net operating losses resulting in a benefit to the Company of $0.9 million. At February 2, 2002, the Company had a net operating loss carryforward of approximately $16.0 million for regular tax purposes. Net operating losses begin to expire in 2019 and future years. The availability of NOL carryforwards to offset future income is subject to annual limitations imposed by Internal Revenue Code Section 382 as a result of successive ownership changes. To the extent that an annual NOL limitation is not used, it carries and accumulates forward to future years.

5.   DEBT

         The Company's long-term debt consists of:

                                           FEBRUARY            February
                                           2, 2002              3, 2001
                                       -----------------    ----------------
 (In thousands)
 Revolving line of credit (a)          $             -         $      6,568
 11% senior notes, due 2005 (b)                 26,528               25,000
                                       -----------------    ----------------
                                                26,528               31,568
 Less current maturities                             -                6,568
                                       -----------------    ----------------
 Debt                                      $    26,528          $    25,000
                                       =================    ================

(a) The Company entered into the Credit Facility with Bankers Trust Company on the Effective Date of emergence from bankruptcy. (See Management's Discussion And Analysis Of Financial Condition And Results Of Operations - Liquidity and Capital Resources).

(b) The 11% Senior Notes due 2005 were issued under the Senior Note Indenture between Loehmann's Holdings, Inc. and United States Trust Company of New York, the trustee, dated October 10, 2000. In the initial distribution to creditors, $25.0 million of notes were issued to those general unsecured creditors of Loehmann's, Inc. who elected to receive the New Senior Notes as part of their distribution. Interest on the New Senior Notes is payable as follows: (1) the first payment of interest was due on April 30, 2001 and paid through the addition of such interest to the accreted value of the New Senior Notes on April 30, 2001; (2) thereafter, the Company has the option to pay interest on the New Senior Notes on each interest payment date either in cash or through the issuance of additional New Senior Notes on the applicable interest payment date; provided that the Company is required to pay interest on the New

                            Loehmann's Holdings, Inc.

                          Notes to Financial Statements


     Senior Notes in cash on any particular interest payment date if, as of such interest payment date, the Company would have had, on a pro forma basis, positive free cash flow as defined in the Credit Facility agreement.

6.   REORGANIZATION ITEMS

         The Company in accordance with SOP 90-7 recorded all transactions incurred as a result of the chapter 11 filing separately as reorganization items. Accordingly, reorganization items included in the statements of operations include the following:

                                                            Period From
                                                        January 30, 2000 to
                                                          October 9, 2000
                                                        ---------------------
        (In thousands)
        Fresh start adjustments                           $     21,382
        Write off of assets at closed stores                     4,010
        Professional fees                                        3,925
        Accrued lease rejection claims                           2,840
        Other                                                    9,851
                                                        ---------------------
        Total reorganization costs                        $     42,008
                                                        =====================


7.   PROPERTY, EQUIPMENT AND LEASEHOLDS, NET

         Property, equipment and leaseholds are recorded at cost less accumulated depreciation and amortization. The components of property, equipment and leaseholds are as follows:

                                                           USEFUL          FEBRUARY           February
                                                            LIVES          2, 2002             3, 2001
                                                       ---------------------------------  ------------------
        (In thousands)                                   (In years)

        Building                                               20        $    9,031         $    9,031
        Furniture, fixtures and equipment                     3-8            40,423             38,896
        Leasehold interests                                  5-29            34,003             34,947
        Leasehold improvements                               5-29            38,704             36,535
                                                                       -----------------  ------------------
        Total property, equipment and leaseholds                            122,161            119,409

        Accumulated depreciation and amortization                           (78,799)           (71,267)
                                                                       -----------------  ------------------
        Property, equipment and leaseholds, net                          $   43,362         $   48,142
                                                                       =================  ==================

                            Loehmann's Holdings, Inc.

                          Notes to Financial Statements


8.   EARNINGS PER SHARE

         The following table sets forth the computation of basic and diluted loss per share:

                                                                                                      Period From
                                                                                FEBRUARY          October 10, 2000 to
                                                                                2, 2002             February 3, 2001
                                                                           -------------------    ---------------------
       NUMERATOR
       Net operating income                                                  $        7,093         $        2,595
                                                                           -------------------    ---------------------
       Numerator for basic and diluted income per share                               7,093                  2,595
                                                                           ===================    =====================
       DENOMINATOR

       Denominator for basic income per share--weighted average shares                3,332                  3,333
       Effect of dilutive securities:
           Employee & Director stock options                                             71                      -
                                                                           -------------------    ---------------------
       Denominator for diluted per share--adjusted weighted average
          shares and assumed conversions                                              3,403                  3,333
                                                                           ===================    =====================
       Income per share:
           Basic                                                             $         2.13         $         0.78
                                                                           ===================    =====================
           Diluted                                                           $         2.08         $         0.78
                                                                           ===================    =====================

9.   STOCK OPTION PLANS

         On April 17, 2001, the Board of Directors adopted the 2001 Stock Option Plan, which was subsequently approved by a vote of the stockholders on September 21, 2001. Under the 2001 Stock Option Plan, options granted may not exceed 200,000 shares of the Company's common stock. On March 25, 2002, the Board of Directors approved grants to Robert N. Friedman and Robert Glass of 100,000 shares each at the market price of $12.25. One-half of the options vest immediately and one-quarter of the options vest on each of October 10, 2002 and October 10, 2003. The term of each of the grants is ten years.

         On January 10, 2001, the Company's Board of Directors approved a stock option plan for the Company's non-employee directors (the "2000 Director Option Plan"). Under the terms of the 2000 Director Option Plan, the aggregate number of shares as to which options may be exercised, may not exceed 200,000 shares. Options are granted at the discretion of the Board of Directors at an exercise price equal to the fair market price of the shares on the date the option is granted. Options are immediately exercisable in whole or in part and have a ten year term subject to early termination as provided in the 2000 Director Option Plan. Options to purchase 75,000 shares were granted on February 27, 2001 at an exercise price of $5.00 per share; options to purchase 25,000 shares were granted on October 30, 2001 at an exercise price of $5.80.

         Upon the Company's emergence from bankruptcy, the Company adopted an Equity Incentive Plan (the "2000 Equity Incentive Plan") for senior management by which 425,000 shares of the Company's new common stock was reserved for future issuance upon the exercise of stock options granted or to be granted pursuant to such plan. On the Effective Date, the Company granted options to purchase an aggregate of 262,500 shares of common stock at an exercise price of $15.00 per share to certain key senior management employees. These grants were subsequently rescinded effective September 21, 2001 and these shares become available for new grants under the 2000 Equity Incentive Plan. The number of shares available for grant under the 2000 Equity Incentive Plan was reduced by 162,500 shares, leaving a balance available for grant of 262,500 shares.

                            Loehmann's Holdings, Inc.

                          Notes to Financial Statements


         As of February 2, 2002, options have been granted under the 2000 Equity Incentive Plan for 200,250 shares to key employees (the "Participants") at an exercise price of $5.80. These options were granted on October 30, 2001, have a term of five years from the date of grant and become exercisable on August 31, 2004, provided the Participant is still employed on that date; 3,000 options were canceled during Fiscal Year 2001. Along with the grant of the option, certain Participants may become entitled to a cash award under an Incentive Award Program (the "Award Program") based on the value of the options on August 30, 2004. The cash award is based on a percentage of the Participant's base salary in the year 2001, provided that the Company's cumulative EBITDA for the fiscal years 2001, 2002 and 2003 exceeds $60 million with a minimum EBITDA in any of the three fiscal years of $17 million. However, the cash award is reduced by an amount equal to (a) the difference between (i) the closing market price of the common stock on August 30, 2004 and (ii) the exercise price multiplied by
(b) the number of shares exercisable under the option. The cash award is payable on August 31, 2004 provided that the Participant is still employed by the Company.

The following information pertains to the Company's stock option plans:

             FISCAL YEAR ENDED                   FEBRUARY 2, 2002            FEBRUARY 3, 2001
                                            -------------------------------------------------------
                                                            WEIGHTED                    WEIGHTED
                                                             AVERAGE                    AVERAGE
                                                            EXERCISE                    EXERCISE
                                               SHARES         PRICE        SHARES        PRICE
                                            -------------------------------------------------------
Outstanding options, beginning of year           262,500     $ 15.00                -          -
Granted                                          300,250        5.60          262,500   $  15.00
Canceled                                         265,500       14.90                -          -
Exercised                                              -           -                -          -
                                            -------------------------------------------------------
Outstanding options, end of year                 297,250    $   5.60          262,500   $  15.00
                                            =======================================================
Options exercisable, end of year                 100,000    $   5.20           65,625   $  15.00
                                            =======================================================
Options available for future grant               365,250         N/A          362,500        N/A
                                            =======================================================


         The Company has elected to follow APB 25 and related interpretations in accounting for stock options and accordingly, has recognized no compensation expense with respect to options granted to key employees or options granted to non-employee directors. Had compensation cost been determined based upon the fair value at grant date for awards consistent with the methodology prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net income and net income per share for the fiscal year ended February 2, 2002 would have decreased to $7.0 million or $2.06 per diluted share, respectively. The options granted to directors on February 27, 2001 were granted at a price determined by the Board of Directors to be equal to the fair market value of such shares based upon trading in shares of the Company's stock at the time of grant.

         The fair value of each option grant is estimated on the date of each grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2001: risk-free interest rates of 4.73%, expected life of 4 years, expected volatility of 130.50% and dividend yield of 0%. The fair value generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder.

                            Loehmann's Holdings, Inc.

                          Notes to Financial Statements


10.   COMMITMENTS AND CONTINGENCIES

         The Company is the lessee under various long-term operating leases for store locations and equipment rentals for up to 29 years, including renewal options. The leases typically provide for three five-year renewals that are automatic unless the Company elects to terminate the lease. Rent expense related to these leases amounted to $15.0 million, $14.5 million and $18.0 million for the fiscal years 2001, 2000 and 1999, respectively.

         Future minimum payments for the operating leases consisted of the following at February 2, 2002:

          (In thousands)
          2002                               $15,100
          2003                                14,787
          2004                                14,450
          2005                                14,013
          2006                                12,677
          Thereafter                          94,273
                                      ---------------
          Total                             $165,300
                                      ===============

         The Company is involved in litigation arising in the normal course of business. In the opinion of management, the expected outcome of litigation will not have a material adverse effect on the Company's financial position.

11.   CHARGE FOR STORE CLOSINGS

         During the fourth quarter of fiscal 2001, the Company developed a plan to open a new store in Denver, CO in 2002 and close its existing store. The charge for the store closing consisted of write-offs of property, plant and equipment, costs associated with net lease obligations and other expenses of $0.5 million.

         During the first quarter of fiscal 2000, the Company implemented a plan to close eleven underperforming stores and, as a result, recorded a $7.5 million charge to reorganization costs. These closures were intended to improve the Company's future profitability and liquidity. During the year ended February 3, 2001, certain of the leases of the closed stores were sold at a Bankruptcy Court authorized auction. The net proceeds from the sales were $0.2 million. The charge for store closings consisted of write-offs of property, plant and equipment, costs associated with net lease obligations and other expenses of $4.0 million, $2.8 million and $0.9 million, respectively.

         During the second quarter of fiscal 1999, the Company implemented a plan to close fourteen underperforming stores and, as a result, recorded a $12.9 million charge to reorganization costs. These closures were intended to improve the Company's future profitability and liquidity. The charge for store closings consisted of write-offs of property, plant and equipment, costs associated with net lease obligations and other expenses of $10.1 million, $2.3 million and $0.5 million, respectively.

                            Loehmann's Holdings, Inc.

                          Notes to Financial Statements


12.   EMPLOYEE BENEFIT PLANS

         In October 1996, the Company established a defined contribution retirement savings plan (401 (k)) covering all eligible employees. The plan allows participants to defer a portion of their annual compensation and receive a matching employer contribution on a portion of that deferral. During fiscal years 2001, 2000 and 1999, the Company recorded contributions of $0.2 million, $0.3 million and $0.2 million, respectively, to the plan.

13.   RECENT ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"), effective for fiscal years beginning after December 15, 2001. Under the new rules, reorganization value in excess of identifiable assets will no longer be amortized but will be subject to annual impairment tests in accordance with the above referenced statements. Other intangible assets will continue to be amortized over their useful lives.

         The Company will apply the new rules on accounting for Goodwill and Other Intangible Assets beginning in the first quarter of fiscal 2002. Application of the non-amortization provisions of FAS 142 is expected to result in an increase in net income of $792,000 or $0.24 per share for the year. During fiscal 2002, the Company will perform the first of the required impairment tests of reorganization value in excess of identifiable assets and indefinite lived intangible assets as of February 3, 2002 and has not yet determined what the effect of these tests will be on the earnings and financial position of the Company.

                                  Schedule II

                            LOEHMANN'S HOLDINGS, INC.
                        VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

            Column A                   Column B        Column C                    Column D        Column E

                                                               Additions
                                                     ---------------------------

                                       Balance at     Charged to    Charged to
                                      Beginning of     Cost and       Other                      Balance at
           Description                   Period        Expense       Accounts     Deductions   End of Period
   Year ended February 2, 2002
   Reserve for Store Closings             $1,159          $500         $0            $885             $774

   Year ended February 3, 2001

   Reserve for Store Closings                 $0        $1,249         $0             $90           $1,159

   Year ended January 29, 2000

   Reserve for Store Closings               $307        $1,237         $0          $1,544 (a)           $0

-----------------------------------------------------------------------------------------------------------

(a) Payments for leasehold obligation expenses and other store closing expenses.

Loehmann's is a leading specialty retailer of well-known designer and brand name women's and men's fashion apparel, accessories and shoes at prices that are typically 30% to 65% below department store prices. Founded in 1921, Loehmann's currently operates 43 stores located in major metropolitan areas in 16 states, and is a leading national upscale off-price specialty retailer. With its wide selection of in-season famous name merchandise and reputation for high quality, Loehmann's remains a destination for affluent shoppers today - as it has been for over 80 years.

ARIZONA
Phoenix

CALIFORNIA
Huntington Beach
Irvine
Laguna Niguel
Long Beach
Los Angeles
Reseda
Sacramento
San Diego
San Francisco
San Ramon
Sunnyvale
Torrance


COLORADO
*Centennial Denver
Denver

CONNECTICUT
Norwalk

FLORIDA
Boca Raton
Kendall
Miami
Palm Beach

GEORGIA
Atlanta

ILLINOIS
Morton Grove
*Oakbrook

MARYLAND
Rockville
Timonium

MICHIGAN
Farmington Hills

NORTH CAROLINA
Durham

NEW JERSEY
East Brunswick
Florham Park
Moorestown
Paramus
Wayne

NEW YORK
Brooklyn
Hewlett
Huntington
Manhattan
New Hyde Park
Riverdale
White Plains

PENNSYLVANIA
Drexel Hill

TEXAS
Dallas
Houston, Memorial
Houston, SW

VIRGINIA
Falls Church

WASHINGTON
Bellevue
* (opening in 2002)



Executive Officers


Robert N. Friedman
President, Chief Executive Officer and Director


Robert Glass
Chief Operating Officer, Chief Financial Officer, Secretary and Director


Key Management

Anthony D'Annibale
Senior Vice President, Merchandising

Frank Lamolino
Senior Vice President, MIS and
Chief Information Officer

John Mains
Senior Vice President, Merchandising

Beth Wonski
Senior Vice President, Stores and
Database Marketing

Fred Forcellati
Vice President, Creative Director

Peter Levy
Vice President, Loss Prevention

Richard Morretta
Vice President, Finance and Controller

Nancy Straface
Vice President, Human Resources

William Thayer
Vice President, Warehouse Operations

Thomas Zambrotta
Vice President,
Merchandise Planning & Allocation

Board of Directors


William J. Fox
Co-Chairman of the Board, Loehmann's Holdings, Inc.; Chairman, President and Chief Executive Officer of
AKI Inc.


Joseph Nusim
Co-Chairman of the Board,
Loehmann's Holdings, Inc.,
President of The Nusim Group


Robert N. Friedman
President and Chief Executive Officer,
Loehmann's Holdings, Inc.


Robert Glass
Chief Operating Officer,
Chief Financial Officer, and Secretary Loehmann's Holdings, Inc.


Carol Gigli Greer
Chief Executive Officer of Carol Greer Associates


Cory Lipoff
Executive Vice President and Principal of Hilco Merchant Resources, LLC


Erwin A. Marks
Chief Executive Officer of Marks Consulting, Inc.


Corporate Information

Corporate Offices
Loehmann's Holdings, Inc.
2500 Halsey Street
Bronx, NY 10461

Annual Meeting
September 10, 2002, 9:00 am
Loehmann's Holdings, Inc.
2500 Halsey Street
Bronx, NY 10461

Shareholder Report
Investor Inquiries

Shareholder inquiries, including requests for quarterly reports on Form 10-Q and annual reports, may be made to:
Investor Relations Department

Loehmann's Holdings, Inc., at the corporate address noted above, or by calling 718.409.2000.


Independent Auditors
Ernst & Young LLP
5 Times Square
New York, NY 10036


Transfer Agent and Registrar
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
718.921.8293

                                   APPENDIX B
                                   ----------

                             2001 STOCK OPTION PLAN
                                       OF
                            LOEHMANN'S HOLDINGS INC.
                         (AS AMENDED ON JUNE 26, 2002)

         1. Purposes of the Plan. This stock option plan (the "Plan") is intended to provide an incentive to employees (including directors and officers who are employees), and to consultants who are not employees, of Loehmann's Holdings Inc., a Delaware corporation (the "Company"), or any of its Subsidiaries (as such term is defined in Paragraph 19), and to offer an additional inducement in obtaining the services of such individuals. The Plan provides for the grant of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options which do not qualify as ISOs ("NQSOs"). The Company makes no representation or warranty, express or implied, as to the qualification of any option as an "incentive stock option" under the Code.

         2.Stock Subject to the Plan. Subject to the provisions of Paragraph 12, the aggregate number of shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), for which options may be granted under the Plan shall not exceed 600,000 shares. Such shares of Common Stock may, in the discretion of the Board of Directors of the Company (the "Board of Directors"), consist either in whole or in part of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company. Subject to the provisions of Paragraph 13, any shares of Common Stock subject to an option which for any reason expires, is canceled or is terminated unexercised or which ceases for any reason to be exercisable shall again become available for the granting of options under the Plan. The Company shall at all times during the term of the Plan reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Plan.

         3. Administration of the Plan. The Plan will be administered by the Board of Directors, or by a committee (the "Committee") consisting of two or more directors appointed by the Board of Directors. Those administering the Plan shall be referred to herein as the "Administrators." Notwithstanding the foregoing, if the Company is or becomes a corporation issuing any class of common equity securities required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the extent necessary to preserve any deduction under Section 162(m) of the Code or to comply with Rule 16b-3 promulgated under the Exchange Act, or any successor rule ("Rule 16b-3"), any Committee appointed by the Board of Directors to administer the Plan shall be comprised of two or more directors each of whom shall be a "non-employee director," within the meaning of Rule 16b-3, and an "outside director," within the meaning of Treasury Regulation Section 1.162-27(e)(3), and the delegation of powers to the Committee shall be consistent with applicable laws and regulations (including, without limitation, applicable state law and Rule 16b-3). Unless otherwise provided in the By-Laws of the Company, by resolution of the Board of Directors or applicable law, a majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, and any acts approved in writing by all members without a meeting, shall be the acts of the Committee.

         Subject to the express provisions of the Plan, the Administrators shall have the authority, in their sole discretion, to determine the persons who shall be granted options; the times when they shall receive options; whether an option granted to an employee shall be an ISO or a NQSO; the type (i.e., voting or non-voting) and number of shares of Common Stock to be subject to each option; the term of each option; the date each option shall become exercisable; whether an option shall be exercisable in whole or in installments, and, if in installments, the number of shares of Common Stock to be subject to each installment; whether the installments shall be cumulative; the date each installment shall become exercisable and the term of each installment; whether to accelerate the date of exercise of any option or installment; whether shares of Common Stock may be issued upon the exercise of an option as partly paid, and, if so, the dates when future installments of the exercise price shall become due and the amounts of such installments; the exercise price of each option; the form of payment of the exercise price; the fair market value of a share of Common Stock; whether and under what conditions to restrict the sale or other disposition of the shares of Common Stock acquired upon the exercise of an option and, if so, whether and under what conditions to waive any such restriction; whether and under what conditions to subject the exercise of all or any portion of an option to the fulfillment of certain restrictions or contingencies as specified in the contract referred to in Paragraph 11 (the "Contract"), including without limitation restrictions or contingencies relating to (a) entering into a covenant not to compete with the Company, its Parent (if any) (as such term is defined in Paragraph 19) and any Subsidiaries, (b) financial objectives for the Company, any of its Subsidiaries, a division, a product line or other category and/or (c) the period of continued employment of the optionee with the Company or any of its Subsidiaries, and to determine whether such restrictions or contingencies have been met; the amount, if any, necessary to satisfy the obligation of the Company, any of its Subsidiaries or any Parent to withhold taxes or other amounts; whether an optionee has a Disability (as such term is defined in Paragraph 19); with the consent of the optionee, to cancel or modify an option, provided, however, that the modified provision is permitted to be included in an option granted under the Plan on the date of the modification; provided, further, however, that in the case of a modification (within the meaning of Section 424(h) of the Code) of an ISO, such option as modified would be permitted to be granted on the date of such modification under the terms of the Plan; to construe the respective Contracts and the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to approve any provision of the Plan or any option granted under the Plan or any amendment to either which, under Rule 16b-3 or Section 162(m) of the Code, requires the approval of the Board of Directors, a committee of non-employee directors or the stockholders, in order to be exempt under
Section 16(b) of the Exchange Act (unless otherwise specifically provided herein) or to preserve any deduction under Section 162(m) of the Code; and to make all other determinations necessary or advisable for administering the Plan. Any controversy or claim arising out of or relating to the Plan, any option granted under the Plan or any Contract shall be determined unilaterally by the Administrators in their sole discretion. The determinations of the Administrators on matters referred to in this Paragraph 3 shall be conclusive and binding on all parties. No Administrator or former Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

         4. Eligibility. The Administrators may from time to time, consistent with the purposes of the Plan, grant options to such employees (including officers and directors who are employees) of, or consultants to, the Company or any of its Subsidiaries who, at the time of grant, are not common law employees of the Company or of any of its Subsidiaries, as the Administrators may determine in their sole discretion. Such options granted shall cover such number of shares of Common Stock as the Administrators may determine in their sole discretion; provided, however, that if on the date of grant of an option, any class of common stock of the Company (including without limitation the Common Stock) is required to be registered under Section 12 of the Exchange Act, the maximum number of shares subject to options that may be granted to any employee during any calendar year under the Plan shall be 100,000 shares; provided, further, however, that the aggregate market value (determined at the time the option is granted) of the shares of Common Stock for which any eligible employee may be granted ISOs under the Plan or any other plan of the Company, or of a Parent or a Subsidiary of the Company, which are exercisable for the first time by such optionee during any calendar year shall not exceed $100,000. The $100,000 ISO limitation amount shall be applied by taking ISOs into account in the order in which they were granted. Any option (or portion thereof) granted in excess of such ISO limitation amount shall be treated as a NQSO to the extent of such excess.

         5. Exercise Price. The exercise price of the shares of Common Stock under each option shall be determined by the Administrators in their sole discretion; provided, however, that the exercise price of an ISO, or of any option intended to satisfy the performance-based compensation exemption to the deduction limitation under Section 162(m) of the Code, shall not be less than the fair market value of the Common Stock subject to such option on the date of grant; and provided, further, however, that if, at the time an ISO is granted, the optionee owns (or is deemed to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, of any of its Subsidiaries or of a Parent, the exercise price of such ISO shall not be less than 110% of the fair market value of the Common Stock subject to such ISO on the date of grant.

         The fair market value of a share of Common Stock on any day shall be
(a) if the principal market for the Common Stock is a national securities exchange, the average of the highest and lowest sales prices per share of the Common Stock on such day as reported by such exchange or on a consolidated tape reflecting transactions on such exchange, (b) if the principal market for the Common Stock is not a national securities exchange and the Common Stock is quoted on the Nasdaq Stock Market ("Nasdaq"), and (i) if actual sales price information is available with respect to the Common Stock, the average of the highest and lowest sales prices per share of the Common Stock on such day on Nasdaq, or (ii) if such information is not available, the average of the highest bid and the lowest asked prices per share for the Common Stock on such day on Nasdaq, or (c) if the principal market for the Common Stock is not a national securities exchange and the Common Stock is not quoted on Nasdaq, the average of the highest bid and lowest asked prices per share for the Common Stock on such day as reported on the OTC Bulletin Board Service or by National Quotation Bureau, Incorporated or a comparable service; provided, however, that if clauses
(a), (b) and (c) of this Paragraph 5 are all inapplicable because the Company's Common Stock is not publicly traded, or if no trades have been made or no quotes are available for such day, the fair market value of a share of Common Stock shall be determined by the Administrators by any method consistent with any applicable regulations adopted by the Treasury Department relating to stock options.

         6. Term. Each option granted pursuant to the Plan shall be for such term as is established by the Administrators, in their sole discretion, at or before the time such option is granted; provided, however, that the term of each option granted pursuant to the Plan shall be for a period not exceeding ten (10) years from the date of grant thereof, and provided further, that if, at the time an ISO is granted, the optionee owns (or is deemed to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, of any of its Subsidiaries or of a Parent, the term of the ISO shall be for a period not exceeding five (5) years from the date of grant. Options shall be subject to earlier termination as hereinafter provided.

         7. Exercise. An option (or any installment thereof), to the extent then exercisable, shall be exercised by giving written notice to the Company at its principal office stating which option is being exercised, specifying the number of shares of Common Stock as to which such option is being exercised and accompanied by payment in full of the aggregate exercise price therefor (or the amount due on exercise if the applicable Contract permits installment payments)
(a) in cash and/or by certified check, (b) with the authorization of the Adminstrators, with previously acquired shares of Common Stock having an aggregate fair market value (determined in accordance with Paragraph 5), on the date of exercise, equal to the aggregate exercise price of all options being exercised, or (c) some combination thereof; provided, however, that in no case may shares be tendered if such tender would require the Company to incur a charge against its earnings for financial accounting purposes. The Company shall not be required to issue any shares of Common Stock pursuant to the exercise of any option until all required payments with respect thereto, including payments for any required withholding amounts, have been made.

         The Administrators may, in their sole discretion, permit payment of the exercise price of an option by delivery by the optionee of a properly executed notice, together with a copy of the Optionee's irrevocable instructions to a broker acceptable to the Administrators to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay such exercise price. In connection therewith, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

         An optionee shall not have the rights of a stockholder with respect to such shares of Common Stock to be received upon the exercise of an option until the date of issuance of a stock certificate to the optionee for such shares or, in the case of uncertificated shares, until the date an entry is made on the books of the Company's transfer agent representing such shares; provided, however, that until such stock certificate is issued or until such book entry is made, any optionee using previously acquired shares of Common Stock in payment of an option exercise price shall continue to have the rights of a stockholder with respect to such previously acquired shares.

         In no case may a fraction of a share of Common Stock be purchased or issued under the Plan.

         8. Termination of Relationship. Except as may otherwise be expressly provided in the applicable Contract, any optionee whose employment or consulting relationship with the Company, its Parent and any of its Subsidiaries, has terminated for any reason other than the death or Disability of the optionee may exercise any option granted to the optionee as an employee or consultant, to the extent exercisable on the date of such termination, at any time within three months after the date of termination, but not thereafter and in no event after the date the option would otherwise have expired; provided, however, that if such relationship is terminated either (a) for Cause (as defined in Paragraph
19), or (b) without the consent of the Company, such option shall terminate immediately.

         For the purposes of the Plan, an employment relationship shall be deemed to exist between an individual and a corporation if, at the time of the determination, the individual was an employee of such corporation for purposes of Section 422(a) of the Code. As a result, an individual on military leave, sick leave or other bona fide leave of absence shall continue to be considered an employee for purposes of the Plan during such leave if the period of the leave does not exceed ninety (90) days, or, if longer, so long as the individual's right to re-employment with the Company, any of its Subsidiaries or a Parent is guaranteed either by statute or by contract. If the period of leave exceeds ninety (90) days and the individual's right to re-employment is not guaranteed by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

         Nothing in the Plan or in any option granted under the Plan shall confer on any person any right to continue in the employ or as a consultant of the Company, its Parent or any of its Subsidiaries, or as a director of the Company, or interfere in any way with any right of the Company, its Parent or any of its Subsidiaries to terminate such relationship at any time for any reason whatsoever without liability to the Company, its Parent or any of its Subsidiaries.

         9. Death or Disability of an Optionee. Except as may otherwise be expressly provided in the applicable Contract, if an optionee dies (a) while he is employed by, or a consultant to, the Company, its Parent or any of its Subsidiaries, (b) within three months after the termination of the Optionee's employment or consulting relationship with the Company, its Parent and its Subsidiaries (unless such termination was for Cause or without the consent of the Company) or (c) within one (1) year following the termination of such employment or consulting relationship by reason of the Optionee's Disability, the options granted to the optionee as an employee of, or consultant to, the Company or any of its Subsidiaries, may be exercised, to the extent exercisable on the date of the Optionee's death, by the Optionee's Legal Representative (as such term is defined in Paragraph 19), at any time within one (1) year after death, but not thereafter and in no event after the date the option would otherwise have expired. Except as may otherwise be expressly provided in the applicable Contract, any optionee whose employment or consulting relationship with the Company, its Parent and its Subsidiaries has terminated by reason of the Optionee's Disability may exercise such options, to the extent exercisable upon the effective date of such termination, at any time within one (1) year after such date, but not thereafter and in no event after the date the option would otherwise have expired.

         10. Compliance with Securities Laws. It is a condition to the exercise of any option that either (a) a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock to be issued upon such exercise shall be effective and current at the time of exercise, or (b) there is an exemption from registration under the Securities Act for the issuance of the shares of Common Stock upon such exercise. Nothing herein shall be construed as requiring the Company to register shares subject to any option under the Securities Act or to keep any Registration Statement effective or current.

         The Administrators may require, in their sole discretion, as a condition to the grant or exercise of an option, that the optionee execute and deliver to the Company the Optionee's representations and warranties, in form, substance and scope satisfactory to the Administrators, which the Administrators determine is necessary or convenient to facilitate the perfection of an exemption from the registration requirements of the Securities Act, applicable state securities laws or other legal requirements, including without limitation, that (a) the shares of Common Stock to be issued upon exercise of the option are being acquired by the optionee for the Optionee's own account, for investment only and not with a view to the resale or distribution thereof, and (b) any subsequent resale or distribution of shares of Common Stock by such optionee will be made only pursuant to (i) a Registration Statement under the Securities Act which is effective and current with respect to the shares of Common Stock being sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption, the optionee, prior to any offer of sale or sale of such shares of Common Stock, shall provide the Company with a favorable written opinion of counsel satisfactory to the Company, in form, substance and scope satisfactory to the Company, as to the applicability of such exemption to the proposed sale or distribution.

         In addition, if at any time the Administrators shall determine that the listing or qualification of the shares of Common Stock subject to such option on any securities exchange, Nasdaq or under any applicable law, or that the consent or approval of any governmental agency or regulatory body, is necessary or desirable as a condition to, or in connection with, the granting of an option or the issuance of shares of Common Stock thereunder, such option may not be granted or exercised in whole or in part, as the case may be, unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Administrators.

         11. Stock Option Contracts. Each option shall be evidenced by an appropriate Contract which shall be duly executed by the Company and the optionee. Such Contract shall contain such terms, provisions and conditions not inconsistent herewith as may be determined by the Administrators in their sole discretion. The terms of each option and Contract need not be identical.

         12. Adjustments upon Changes in Common Stock. Notwithstanding any other provision of the Plan, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, merger in which the Company is the surviving corporation, spin-off, split-up, combination or exchange of shares or the like which results in a change in the number or kind of shares of Common Stock which are outstanding immediately prior to such event, the aggregate number and kind of shares subject to the Plan, the aggregate number and kind of shares subject to each outstanding option and the exercise price thereof, and the maximum number of shares subject to options that may be granted to any employee in any calendar year, shall be appropriately adjusted by the Board of Directors, whose determination shall be conclusive and binding on all parties. Such adjustment may provide for the elimination of fractional shares that might otherwise be subject to options without payment therefor. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Paragraph 12 if such adjustment (a) would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3 of the Exchange Act (if applicable to such option), or (b) would be considered as the adoption of a new plan requiring stockholder approval.

         In the event of a proposed dissolution or liquidation of the Company, or in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Board of Directors of the Company shall, as to outstanding options, either (a) make appropriate provision for the protection of any such outstanding options by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect to one share of Common Stock of the Company; provided that the excess of the aggregate fair market value of the shares subject to the options immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to such options immediately before such substitution over the purchase price thereof, or (b) upon written notice to an optionee, provide that all unexercised options must be exercised within a specified number of days of the date of such notice or they will be terminated. In any such case, the Board of Directors may, in its discretion, advance the lapse of any waiting or installment periods and exercise dates.

         13. Amendments and Termination of the Plan. The Plan was adopted by the Board of Directors on April 17, 2001. No option may be granted under the Plan after April 17, 2011. The Board of Directors, without further approval of the Company's stockholders, may at any time suspend or terminate the Plan, in whole or in part, or amend it from time to time in such respects as it may deem advisable, including without limitation, in order that ISOs granted hereunder meet the requirements for "incentive stock options" under the Code, or to comply with the provisions of Rule 16b-3 or Section 162(m) of the Code or any change in applicable laws or regulations, ruling or interpretation of any governmental agency or regulatory body; provided, however, that no amendment shall be effective, without the requisite prior or subsequent stockholder approval, which would (a) except as contemplated in Paragraph 12, increase the maximum number of shares of Common Stock for which options may be granted under the Plan or change the maximum number of shares for which options may be granted to employees in any calendar year, (b) change the eligibility requirements for individuals entitled to receive options hereunder, or (c) make any change for which applicable law or any governmental agency or regulatory body requires stockholder approval. No termination, suspension or amendment of the Plan shall adversely affect the rights of an optionee under any option granted under the Plan without such Optionee's consent. The power of the Administrators to construe and administer any option granted under the Plan prior to the termination or suspension of the Plan shall continue after such termination or during such suspension.

         14. Non-Transferability. No option granted under the Plan shall be transferable other than by will or the laws of descent and distribution, and options may be exercised, during the lifetime of the optionee, only by the optionee or the Optionee's Legal Representatives. Except to the extent provided above, options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process, and any such attempted assignment, transfer, pledge, hypothecation or disposition shall be null and void ab initio and of no force or effect.

         15. Withholding Taxes. The Company, or its Subsidiary or Parent, as applicable, may withhold (a) cash or (b) with the consent of the Administrators (in the Contract or otherwise), shares of Common Stock to be issued upon exercise of an option or a combination of cash and shares, having an aggregate fair market value (determined in accordance with Paragraph 5) equal to the amount which the Administrators determine is necessary to satisfy the obligation of the Company, a Subsidiary or Parent to withhold Federal, state and local income taxes or other amounts incurred by reason of the grant, vesting, exercise or disposition of an option or the disposition of the underlying shares of Common Stock. Alternatively, the Company may require the optionee to pay to the Company such amount, in cash, promptly upon demand.

         16. Legends; Payment of Expenses. The Company may endorse such legend or legends upon the certificates for shares of Common Stock issued upon exercise of an option under the Plan and may issue such "stop transfer" instructions to its transfer agent in respect of such shares as it determines, in its sole discretion, to be necessary or appropriate to (a) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act, applicable state securities laws or other legal requirements, (b) implement the provisions of the Plan or any agreement between the Company and the optionee with respect to such shares of Common Stock, or (c) permit the Company to determine the occurrence of a "disqualifying disposition," as described in
Section 421(b) of the Code, of the shares of Common Stock transferred upon the exercise of an ISO granted under the Plan.

         The Company shall pay all issuance taxes with respect to the issuance of shares of Common Stock upon the exercise of an option granted under the Plan, as well as all fees and expenses incurred by the Company in connection with such issuance.

         17. Use of Proceeds. The cash proceeds to be received upon the exercise of an option under the Plan shall be added to the general funds of the Company and used for such corporate purposes as the Board of Directors may determine, in its sole discretion.

         18. Substitutions and Assumptions of Options of Certain Constituent Corporations. Anything in this Plan to the contrary notwithstanding, the Board of Directors may, without further approval by the stockholders, substitute new options for prior options of a Constituent Corporation (as such term is defined in Paragraph 19) or assume the prior options of such Constituent Corporation.

         19. Definitions.

         (a) "Cause", in connection with the termination of an optionee, shall mean (i) "cause," as such term (or any similar term, such as "with cause") is defined in any employment, consulting or other applicable agreement for services between the Company and such optionee, or (ii) in the absence of such an agreement, "cause" as such term is defined in the Contract executed by the Company and such optionee pursuant to Paragraph 11, or (iii) in the absence of both of the foregoing, (A) indictment of such optionee for any illegal conduct,
(B) failure of such optionee to adequately perform any of the Optionee's duties and responsibilities in any capacity held with the Company, any of its Subsidiaries or any Parent (other than any such failure resulting solely from such Optionee's physical or mental incapacity), (C) the commission of any act or failure to act by such optionee that involves moral turpitude, dishonesty, theft, destruction of property, fraud, embezzlement or unethical business conduct, or that is otherwise injurious to the Company, any of its Subsidiaries or any Parent or any other affiliate of the Company (or its or their respective employees), whether financially or otherwise, (D) any violation by such optionee of any Company rule or policy, or (E) any violation by such optionee of the requirements of such Contract, any other contract or agreement between the Company and such optionee or this Plan (as in effect from time to time); in each case, with respect to subsections (A) through (E), as determined by the Board of Directors.

         (b) "Constituent Corporation" shall mean any corporation which engages with the Company, its Parent or any Subsidiary in a transaction to which Section 424(a) of the Code applies (or would apply if the option assumed or substituted were an ISO), or any Parent or any Subsidiary of such corporation.

         (c) "Disability" shall mean a permanent and total disability within the meaning of Section 22(e)(3) of the Code.

         (d) "Legal Representative" shall mean the executor, administrator or other person who at the time is entitled by law to exercise the rights of a deceased or incapacitated optionee with respect to an option granted under the Plan.

         (e) "Parent" shall mean a "parent corporation" within the meaning of
Section 424(e) of the Code.

         (f) "Subsidiary" shall mean a "subsidiary corporation" within the meaning of Section 424(f) of the Code.

         20. Governing Law. The Plan, such options as may be granted hereunder, the Contracts and all related matters shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict or choice of law provisions.

         Neither the Plan nor any Contract shall be construed or interpreted with any presumption against the Company by reason of the Company causing the Plan or Contract to be drafted. Whenever from the context it appears appropriate, any term stated in either the singular or plural shall include the singular and plural, and any term stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

         21. Partial Invalidity. The invalidity, illegality or unenforceability of any provision in the Plan, any option or Contract shall not affect the validity, legality or enforceability of any other provision, all of which shall be valid, legal and enforceable to the fullest extent permitted by applicable law.

         22. Stockholder Approval. The Plan shall be subject to approval by a majority of the votes present in person and by proxy entitled to vote hereon at a duly held meeting of the Company's stockholders at which a quorum is present. No options granted hereunder may be exercised prior to such approval, provided, however, that the date of grant of any option shall be determined as if the Plan had not been subject to such approval. Notwithstanding the foregoing, if the Plan is not approved by a vote of the stockholders of the Company on or before December 31, 2001, the Plan and any options granted hereunder shall terminate.

                                   APPENDIX C
                                   ----------

                            2000 DIRECTOR OPTION PLAN
                                       of
                            LOEHMANN'S HOLDINGS INC.
                         (AS AMENDED ON JUNE 26, 2002)

                  1. PURPOSES OF THE PLAN. This stock option plan (the "Plan") is designed to provide an incentive to non-employee directors of Loehmann's Holdings Inc., a Delaware corporation (the "Company"), and its present and future Subsidiaries (as defined in Paragraph 17), and to offer an additional inducement in obtaining the services of such individuals. The Plan provides for the grant of nonqualified stock options ("NQSOs") to non-employee directors of the Company or any of its Subsidiaries or any Parent (as defined in Paragraph 17).

                  2.           STOCK  SUBJECT  TO  THE  PLAN.   Subject  to  the
provisions of Paragraph 12, the aggregate number of shares of Common Stock, $ ..01 par value per share, of the Company ("Common Stock") for which options may be granted under the Plan shall not exceed 300,000. Such shares of Common Stock may, in the discretion of the Administrators (as defined in Paragraph 3), consist either in whole or in part of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company. The Company shall at all times during the term of the Plan reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Plan. Subject to the provisions of Paragraph 13, any shares of Common Stock subject to an option which for any reason expires, is cancelled, is terminated unexercised or which ceases for any reason to be exercisable shall again become available for the granting of options under the Plan.

                  3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Company's Board of Directors which, to the extent that it may determine, may delegate its powers with respect to the administration of the Plan to a committee of the Board of Directors of the Company (the "Committee") consisting of not less than two directors, each of whom shall be a "non-employee director" within the meaning of Rule 16b-3 (or any successor rule or regulation) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Those administering the Plan are referred to herein as the "Administrators".

                  Subject to the express provisions of the Plan, the Administrators shall have the authority, in its their discretion, with respect to Outside Director Options (as defined in Paragraph 18): to construe the respective contracts referred to in Paragraph 11 (the "Contract") and the Plan; to determine the terms and conditions of the Outside Director Options; to determine the amount, if any, necessary to satisfy the Company's obligation to withhold taxes; with the consent of the optionee, to cancel or modify an option, provided such option as modified would be permitted to be granted on such date under the terms of the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations necessary or advisable for administering the Plan. The determinations of the Administrators on the matters referred to in this Paragraph 3 shall be conclusive.

                  No Administrator or former Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

                  4. ELIGIBILITY; GRANTS. The Administrators may from time to time, in their sole discretion, consistent with the purposes of the Plan, grant Outside Director Options to members of the Board of Directors who are not employees of the Company or any Subsidiary or any Parent. A director who is not an employee of the Company or any of its Subsidiaries or any Parent shall not be entitled to receive any options other than Outside Director Options as provided herein.

                  5. EXERCISE PRICE. The exercise price of the shares of Common Stock under each Outside Director Option shall be determined by the Administrators, in their sole discretion, as set forth in the applicable Contract.

                  6. TERM. Each Outside Director Option shall have a term of ten (10) years commencing on the date of grant. Options shall be subject to earlier termination as hereinafter provided.

                  7. EXERCISE. An option (or any part or installment thereof), to the extent then exercisable, shall be exercised by giving written notice to the Company at its principal office at 2500 Halsey Street, Bronx, New York 10461, Attn: Chief Operating Officer, specifying the number of shares of Common Stock as to which such option is being exercised and accompanied by payment in full of the aggregate exercise price therefor (or the amount due on exercise if the Contract permits installment payments) (a) in cash or by certified check, or (b) with the consent of the Administrators (in the Contract or otherwise), with shares of Common Stock having been held for at least six months and having an aggregate fair market value, on the date of exercise, equal to the aggregate exercise price of all options being exercised, or with any combination of cash, certified check or shares of Common Stock.

                  The Administrators may, in their sole discretion (in the Contract or otherwise), permit payment of the exercise price of an option by delivery by the optionee of a properly executed notice, together with a copy of his irrevocable instructions to a broker acceptable to the Administrators to deliver promptly to the Company the amount of the sale or loan proceeds sufficient to pay such exercise price. In connection therewith, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

                  A person entitled to receive Common Stock upon the exercise of an option shall not have the rights of a stockholder with respect to such shares of Common Stock until the date of issuance of a stock certificate to him for such shares; provided, however, that until such stock certificate is issued, any option holder using previously acquired shares of Common Stock in payment of an option exercise price shall continue to have the rights of a stockholder with respect to such previously acquired shares.

                  In no case may a fraction of a share of Common Stock be purchased or issued under the Plan.

                  The fair market value of the Common Stock on any day shall be
(a) if the principal market for the Common Stock is a national securities exchange, the average of the highest and lowest sales prices of the Common Stock on such day as reported by such exchange or on a composite tape reflecting transactions on such exchange, (b) if the principal market for the Common Stock is not a national securities exchange and the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), and (i) if actual sales price information is available with respect to the Common Stock, the average of the highest and lowest sales prices of the Common Stock on such day on NASDAQ, or (ii) if such information is not available, the average of the highest bid and lowest asked prices for the Common Stock on such day on NASDAQ, or (c) if the principal market for the Common Stock is not a national securities exchange and the Common Stock is not quoted on NASDAQ, the average of the highest bid and lowest asked prices for the Common Stock on such day as reported on the NASDAQ OTC Bulletin Board Service or by National Quotation Bureau, Incorporated or a comparable service; provided, however, that if clauses (a), (b) and (c) of this Paragraph are all inapplicable, or if no trades have been made or no quotes are available for such day, the fair market value of the Common Stock shall be determined by the Administrators by any method consistent with applicable regulations adopted by the Treasury Department relating to stock options. The determination of the Administrators shall be conclusive in determining the fair market value of the stock.

                  8. TERMINATION OF RELATIONSHIP WITH COMPANY. Any holder of an Outside Director Option whose status as a director of the Company has terminated for any reason other than his or her death or Disability (as defined in Paragraph 17) may exercise such option, to the extent exercisable on the date of such termination, at any time within one hundred twenty (120) days after the date of termination, but not thereafter and in no event after the date the option would otherwise have expired; provided, however, that if his or her status as a director shall be terminated for Cause (as defined in Paragraph 17) the option shall terminate immediately.

                  Nothing in the Plan or in any option granted under the Plan shall confer on any individual any right to continue as a director of the Company, or interfere in any way with the right of the stockholders of the Company to terminate the director's relationship at any time for any reason whatsoever without liability to the stockholders of the Company, the Company, its Parent or any of its Subsidiaries.

                  9. DEATH OR DISABILITY OF AN OPTIONEE. Any optionee whose status as a director has terminated by reason of Disability may exercise his or her Outside Director Options, to the extent they are exercisable upon the effective date of such termination, at any time within one year after such date, but not thereafter and in no event after the date the option would otherwise have expired.

                  If an optionee dies (a) while he or she is a director of the Company, (b) within one (1) year after the termination of such relationship (unless such termination was for Cause), or (c) within one year following the termination of such relationship by reason of Disability, the

Outside Director Options, may be exercised, to the extent exercisable on the date of his or her death, by his or her executor, administrator or other person at the time entitled by law to the rights under such option, at any time within one year after death, but not thereafter and in no event after the date the option would otherwise have expired.

                  10. COMPLIANCE WITH SECURITIES LAWS. The Administrators may require, in their discretion, among other things, as a condition to the exercise of any option that either (a) a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock to be issued upon such exercise shall be effective and current at the time of exercise, or (b) there is an exemption from registration under the Securities Act for the issuance of shares of Common Stock upon such exercise. Nothing herein shall be construed as requiring the Company to register shares subject to any option under the Securities Act.

                  The Administrators may require the optionee to execute and deliver to the Company his or her representation and warranty, in form and substance satisfactory to it, that the shares of Common Stock to be issued upon the exercise of the option are being acquired by the optionee for his or her own account, for investment only and not with a view to the resale or distribution thereof. In addition, the Administrators may require the optionee to represent and warrant in writing that any subsequent resale or distribution of shares of Common Stock by such optionee will be made only pursuant to (i) a Registration Statement under the Securities Act which is effective and current with respect to the shares of Common Stock being sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption, the optionee shall, at the request of the Administrators and prior to any offer of sale or sale of such shares of Common Stock, provide the Company with a favorable written opinion of counsel, in form and substance satisfactory to the Company, as to the applicability of such exemption to the proposed sale or distribution.

                  11. STOCK OPTION CONTRACTS. Each option shall be evidenced by an appropriate Contract which shall be duly executed by the Company and the optionee, and shall contain such terms and conditions not inconsistent herewith as may be determined by the Administrators.

                  12.          ADJUSTMENTS   UPON   CHANGES  IN  COMMON   STOCK.
Notwithstanding any other provisions of the Plan:

                  (a) a stock dividend, recapitalization, merger or consolidation in which the Company is the surviving corporation, or a spin-off, split-up, combination or exchange of shares or the like which results in a change in the number or kind of shares of Common Stock which is outstanding immediately prior to such event, the Administrator shall appropriately adjust the aggregate number and kind of shares subject to the Plan, the aggregate number and kind of shares subject to each outstanding option and the exercise price thereof. Such adjustments shall be conclusive and binding on all parties and may provide for the elimination of fractional shares which might otherwise be subject to options without payment therefor.

                  (b) unless otherwise provided in the applicable Contract, in the event of a Change in Control (as defined in Paragraph 17) after the date of the adoption of the Plan, any Outside Director Options then held by an optionee, which are unexercisable or otherwise unvested, shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control.

                  13. AMENDMENTS AND TERMINATION OF THE PLAN. The Plan was adopted by the Board of Directors of the Company on December, 2000. No option may be granted under the Plan after December, 2010. The Board of Directors, without further approval of the Company's stockholders, may at any time and from time to time suspend or terminate the Plan, in whole or in part, or amend it from time to time in such respects as it may deem advisable, including without limitation, to comply with applicable requirements of the Securities Act and the Exchange Act, or to conform to any change in applicable law or to regulations or rulings of administrative agencies; provided, however, that no amendment shall be effective without the requisite prior or subsequent stockholder approval which would (a) except as contemplated in Paragraph 12, increase the maximum number of shares of Common Stock for which options may be granted under the Plan, (b) materially increase the benefits to participants under the Plan or (c) change the eligibility requirements for individuals entitled to receive options hereunder. No termination, suspension or amendment of the Plan shall, without the consent of the holder of an existing option affected thereby, adversely affect his rights under such option. The power of the Administrators to construe and administer any options granted under the Plan prior to the termination or suspension of the Plan nevertheless shall continue after such termination or during such suspension.

                  14. NON-TRANSFERABILITY OF OPTIONS. No option granted under the Plan shall be transferable otherwise than by will or the laws of descent and distribution, and options may be exercised, during the lifetime of the holder thereof, only by the holder or his or her legal representatives. Except to the extent provided above, options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

                  15. LEGENDS; PAYMENT OF EXPENSES. The Company may endorse such legend or legends upon the certificates for shares of Common Stock issued upon exercise of an option under the Plan and may issue such "stop transfer" instructions to its transfer agent in respect of such shares as it determines, in its discretion, to be necessary or appropriate to (a) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or (b) implement the provisions of the Plan or any agreement between the Company and the optionee with respect to such shares of Common Stock.

                  16. SUBSTITUTIONS AND ASSUMPTIONS OF OPTIONS OF CERTAIN CONSTITUENT CORPORATIONS. Anything in this Plan to the contrary notwithstanding, the Administrators may, without further approval by the stockholders, substitute new options for prior options of a Constituent Corporation (as defined in Paragraph 17) or assume the prior options of such Constituent Corporation.

                  17.        DEFINITIONS.

                  a. Cause. The term "Cause" with respect to an optionee shall mean (A) the indictment of the optionee for any illegal conduct,
(B) the failure of the optionee to adequately perform any of his duties and responsibilities in any capacity with the Company, any of its Subsidiaries or any Parent (other than any such failure resulting solely from the optionee's Disability), (C) the commission of any act or failure to act by the optionee that involves moral turpitude, dishonesty, theft, fraud, embezzlement or unethical business conduct, or that is otherwise injurious to the Company, any of its Subsidiaries or any Parent, or any employee, officer or director of any of the foregoing, (D) any violation by the optionee of any Company rule or policy, or (E) any violation by the optionee of the requirements of the Contract or the Plan, in each case as determined in good faith by the Board of Directors.

                  b.           Change of Control.  The term  "Change in Control"
shall mean the occurrence of any event where (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the outstanding shares of common stock of the Company or securities representing 50% or more of the outstanding shares of common stock of the Company or securities representing 50% or more of the combined voting power of the Company's voting stock, (ii) the Company consolidates with or merges into another Person or Conveys, transfers, sells or leases all or substantially all of its assets to any Person or any Person consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction between the Company and its Subsidiaries or Parent with the effect that any "person" becomes the "beneficial owner," directly or indirectly, of 50% or more of the outstanding shares of common stock of the Company or securities representing 50% or more of the combined voting power of the Company's voting stock or (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

                  c. Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  d. Subsidiary. The term "Subsidiary" shall have the same definition as "subsidiary corporation" in Section 424(f) of the Code.

                  e.        Parent.   The  term  "Parent"  shall  have the same
definition as "parent corporation" in Section 424(e) of the Code.

                  f.        Constituent  Corporation.   The  term  "Constituent
Corporation" shall mean any corporation which engages with the Company, its Parent or any Subsidiary in a transaction to which Section 424(a) of the Code applies (or would apply if the option assumed or substituted were an "incentive stock option" (within the meaning of Section 422 of the Code)), or any Parent or any Subsidiary of such corporation.

                  g.       Disability.   The  term  "Disability"  shall  mean  a
permanent and total disability within the meaning of Section 22(e)(3) of the Code.

                  h. Outside Director Option. The term "Outside Director Option" shall mean a NQSO granted pursuant to the Plan to a person who, at the time of grant, is a director of the Company but is not an employee of the Company or any of its Subsidiaries.

                  i. Person. The term "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.


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